Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Finjan Holdings, Inc.
at
$1.55 per Share, Net to the Seller in Cash,
by
CFIP Goldfish Merger Sub Inc.
a direct wholly owned subsidiary of
CFIP Goldfish Holdings LLC

The Offer (as defined herein) and withdrawal rights will expire at 12:00 midnight, Eastern time, at the end of July 22, 2020
(one minute after 11:59 p.m., Eastern time, on July 22, 2020), unless the Offer is extended.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 10, 2020 (the “Merger Agreement”), by and among CFIP Goldfish Holdings LLC, a Delaware limited liability company (“Parent”), CFIP Goldfish Merger Sub Inc., a Delaware corporation (“Offeror”) and wholly owned subsidiary of Parent, and Finjan Holdings, Inc., a Delaware corporation (“Finjan”). Offeror is offering to purchase all outstanding shares of common stock of Finjan, par value $0.0001 per share (“Shares”), for a price per Share of $1.55 (such amount, as it may be adjusted from time to time upon the terms and subject to the conditions set forth in the Merger Agreement, the “Offer Price”), net to the seller in cash, without interest and less any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”), and the related letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal” which, together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the “Offer”). Parent is controlled by Fortress Operating Entity I LP (“FOE I”), a Delaware limited partnership, FIG Corp., a Delaware corporation (“FOE GP”) and Fortress Investment Group LLC, a Delaware limited liability company (“FIG” and, together with FOE I and FOE GP, “Fortress”).
Pursuant to the Merger Agreement, following successful consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Offeror will merge with and into Finjan (the “Merger”) without a meeting of holders of Shares in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with Finjan continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent (the “Surviving Corporation”). At the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than Shares held by Finjan (or held in Finjan’s treasury) or its subsidiaries, Shares held by Parent, Offeror or any other direct or indirect subsidiary of Parent or Offeror or any person that directly or indirectly owns all of the equity interests in Parent or Offeror or any Shares held by any person who is entitled to and properly demands statutory appraisal of his, her or its Shares under Section 262 of the DGCL in connection with the Merger) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and less any withholding of taxes required by applicable law. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.
The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the “Minimum Condition” and other conditions described in Section 15 — “Certain Conditions of the Offer.”
The Finjan board of directors (the “Finjan Board”) has unanimously adopted resolutions (1) determining that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Finjan and the holders of Shares, (2) resolving that the Merger Agreement and the Merger will be effected pursuant to Section 251(h) of the DGCL, (3) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, upon the terms and subject to the conditions and limitations set forth in the Merger Agreement and in accordance with the DGCL and (4) determining, upon the terms and subject to the conditions contained in the Merger Agreement to recommend that holders of Shares accept the Offer and tender their Shares pursuant to the Offer.
A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet”. You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.
June 24, 2020

IMPORTANT
Any stockholder of Finjan wishing to tender Shares pursuant to the Offer must, prior to the expiration of the Offer, (1) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to Computershare Trust Company, N.A., in its capacity as depositary and paying agent for the Offer (the “Depositary and Paying Agent”), together with certificates representing the Shares tendered or following the procedure for book-entry transfer described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” or (2) request that such stockholder’s broker, dealer, commercial bank, trust company or other nominee effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender his, her or its Shares.
Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to tender Shares into the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to tender Shares into the Offer.
Any stockholder of Finjan wishing to tender Shares pursuant to the Offer and who cannot deliver all required documents to the Depositary and Paying Agent prior to the expiration of the Offer, may also tender Shares pursuant to the guaranteed delivery procedure described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Questions and requests for assistance should be directed to Georgeson LLC, the information agent for the Offer (the “Information Agent”), at its address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined herein) and other related materials may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents or assistance with the Offer. Additionally, copies of this Offer to Purchase, the Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (the “SEC”) at http://www.sec.gov.
This Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.
No person has been authorized to give any information or to make any representation on behalf of Parent or Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, Offeror, the Depositary and Paying Agent or the Information Agent for purposes of the Offer.
THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.
The Information Agent for the Offer is:
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers
Call Toll Free:
866-391-7007

i

ii

SUMMARY TERM SHEET
The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained elsewhere in this offer to purchase (the “Offer to Purchase”) or the letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”). We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Finjan (as defined below), contained herein and elsewhere in this Offer to Purchase has been provided to Parent (as defined below) and Offeror (as defined below) by Finjan or has been taken from or is based upon publicly available documents or records of Finjan on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer (as defined below). Parent and Offeror have not independently verified the accuracy and completeness of such information. Parent and Offeror have no knowledge that would indicate that any statements contained herein relating to Finjan provided to Parent and Offeror or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect. The following are some questions you, as a stockholder of Finjan, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger (as defined below) and the other transactions contemplated by the Merger Agreement (as defined below) because the information in this summary term sheet is not complete. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to the Offeror.
Number of Securities Sought	All of the issued and outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Finjan Holdings, Inc. (“Finjan”), a Delaware corporation.
Price Offered per Share	$1.55 per Share, in cash, without interest and less any withholding of taxes required by applicable law (the “Offer Price”).
Scheduled Expiration of Offer	12:00 midnight, Eastern time, at the end of July 22, 2020 (one minute after 11:59 p.m., Eastern time, at the end of July 22, 2020), unless the Offer is extended or terminated. See Section 1 — “Terms of the Offer.”
Offeror	CFIP Goldfish Merger Sub Inc. (“Offeror”), a Delaware corporation and wholly owned subsidiary of CFIP Goldfish Holdings LLC (“Parent”), a Delaware limited liability company.
The Finjan Board of Directors’ Recommendation	The Finjan Board of Directors (the “Finjan Board”) unanimously recommends that the holders of Shares tender their Shares in the Offer. Please see Finjan’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed or otherwise provided to you with this Offer to Purchase.
Who is offering to buy my securities?
The offer is made by CFIP Goldfish Merger Sub Inc., a Delaware corporation that was formed for the purpose of making the Offer and merging with and into Finjan in connection with the transactions contemplated herein. The Offeror is a direct wholly owned subsidiary of CFIP Goldfish Holdings LLC, a Delaware limited liability company that was formed for the purpose of acquiring Finjan through the Merger. Offeror has not conducted any activities to date other than activities incidental to our formation or in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 10, 2020, by and among Parent, Offeror and Finjan. Parent is controlled by Fortress Operating Entity I LP (“FOE I”), a Delaware limited partnership, FIG Corp., a Delaware corporation (“FOE GP”) and Fortress Investment Group LLC, a Delaware limited liability company (“FIG” and, together with FOE I and FOE GP, “Fortress”). See the “Introduction” to this Offer to Purchase and Section 8 — “Certain Information Concerning Parent, Offeror and Fortress.”
What are the classes and amounts of securities sought in the Offer?
We are seeking to purchase all of the outstanding Shares upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”
Why are you making the Offer?
Offeror is making the Offer because we want to acquire control of, and ultimately all of the equity securities of, Finjan, while allowing holders of Shares an opportunity to receive the Offer Price promptly by tendering Shares pursuant to the Offer. If the Offer is consummated, we are required, upon the terms and subject to conditions set forth in the Merger Agreement, to consummate the Merger as soon as practicable following the time, if any, at which Offeror accepts for payment all Shares validly tendered and not properly withdrawn, pursuant to and subject to the conditions of the Offer, which shall occur promptly after the expiration of the Offer (such time, the “Acceptance Time”) (and in any event within two business days thereafter), subject to satisfaction or (to the extent permitted by law) waiver by the party or parties entitled to the benefits thereof of certain conditions of the Merger Agreement, or at such other place, time and date as shall be agreed in writing between Finjan and Parent.
How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commission?
We are offering to purchase Shares for a price per Share of $1.55, net to the seller in cash, without interest (subject to adjustments from time to time upon the terms and subject to the conditions set forth in the Merger Agreement) and less any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. If you are the record holder of Shares and you tender your Shares directly to Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary and Paying Agent”), you will not be obligated to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and such person tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase and Section 2 — “Acceptance for Payment and Payment for Shares.”
Do you have the financial resources to make payment?
Yes. Consummation of the Offer is not subject to any financing condition. The total amount of funds required by Offeror and Parent to consummate the Offer and to provide funding for the Merger is approximately $43.8 million, plus certain related fees and expenses. Offeror and Parent expect to fund such cash requirements from (1) an equity investment from the Parent’s equity owners, some of which have executed an equity commitment letter with Parent, dated June 10, 2020 in connection with the execution of the Merger Agreement (the “Commitment Letter”) and (2) Finjan’s available cash following the Merger. Funding of the equity financing contemplated by the Commitment Letter is subject to the satisfaction of various customary conditions. See Section 9 — “Source and Amount of Funds”.
Is there an agreement governing the Offer?
Yes. Parent, Offeror and Finjan have entered into the Merger Agreement, which provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Offeror with and into Finjan (the “Merger”), with Finjan surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”). If the Minimum Condition (as defined herein) is satisfied and we consummate the Offer, we intend to effect the Merger without any action by the holders of Shares pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). See Section 11 — “The Transaction Agreements” and Section 15 — “Certain Conditions of the Offer.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?
No. We do not think our financial condition is relevant to your decision whether to tender Shares pursuant to the Offer because:
•
we were organized solely in connection with the Offer and the Merger and, prior to the Expiration Date (as defined below), will not carry on any activities other than activities incidental to our formation or in connection with the Offer and the Merger. The term “Initial Expiration Date” means 12:00 midnight, Eastern time, at the end of July 22, 2020 (one minute after 11:59 p.m., Eastern time, on July 22, 2020), unless Offeror, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the Initial Expiration Date of the Offer will be extended to the latest date at which the Offer, as so extended, expires (the “Expiration Date”);

•
the Offer is being made for all outstanding Shares solely for cash;

•
if we consummate the Offer, we expect to acquire in the Merger all untendered Shares that remain outstanding (other than Shares held by Finjan (or held in Finjan’s treasury) or its subsidiaries, Shares held by Parent, Offeror or any other direct or indirect subsidiary of Parent or Offeror or any person that directly or indirectly owns all of the equity interests in Parent or Offeror or any Shares held by any person who is entitled to and properly demands statutory appraisal of his, her or its Shares under Section 262 of the DGCL in connection with the Merger) for the same cash price in the Merger as we paid in the Offer (i.e. the Offer Price);

•
the Offer is not subject to any financing condition; and

•
we have financial resources available to us, including through committed equity financing, in an amount sufficient to finance the Offer and the Merger.

What percentage of Shares do you or your affiliates currently own?
None of Parent or Offeror or any of their respective controlled affiliates currently own any Shares.
How long do I have to decide whether to tender my Shares in the Offer?
Unless we extend the Offer in accordance with the Merger Agreement, you will have until 12:00 midnight, Eastern time, at the end of July 22, 2020 (one minute after 11:59 p.m., Eastern time, on July 22, 2020), to tender your Shares pursuant the Offer. Furthermore, if you cannot deliver everything that is required to make a valid tender in accordance with the terms of the Offer by that time, you may still tender Shares into the Offer by using the guaranteed delivery procedure that is described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase prior to that time. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such broker, dealer, commercial bank, trust company or other nominee to tender your Shares. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to tender Shares into the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to tender Shares into the Offer.
Can the Offer be extended and, if so, under what circumstances?
Yes, the Offer can be extended. We have agreed in the Merger Agreement that, so long as neither Finjan nor Parent has terminated the Merger Agreement in accordance with its terms:
•
if, as of any Expiration Date (as defined below), any condition of the Offer is not satisfied and has not been waived, Offeror (A) may, without consent of Finjan or any other person and (B) shall, at the request of Finjan, extend the Offer for successive periods of up to ten business days each (or such other period as Finjan and Offeror may agree in writing), until such time as all conditions of the Offer are satisfied or waived;

•
we are required to extend the Offer for any period required by any law or rules, regulations, interpretations or positions of the SEC or its staff or The Nasdaq Capital Market LLC (“Nasdaq”) applicable to the Offer; and • we will not, however, (1) be required to extend the Offer beyond the earliest to occur of (A) the valid termination of the Merger Agreement and (B) September 8, 2020 (the “End Date”) or (2) be permitted to extend the Offer beyond the earliest of such deadlines without the prior written consent of Finjan.If we extend the Offer, such extension will extend the time that you will have to tender Shares. See Section 1 — “Terms of the Offer.”

Will you provide a subsequent offering period?
No. Pursuant to Section 251(h) of the DGCL and due to our obligations and the obligations of Parent and Finjan under the Merger Agreement, we expect the Merger to occur as soon as practicable after the Acceptance Time (and in any event within two business days thereafter). See Section 1 — “Terms of the Offer.”
How will I be notified if the Offer is extended?
Any extension of the Offer will be followed by a public announcement of the extension no later than 9:00 a.m., Eastern time, on the next business day after the day on which the Offer was otherwise scheduled to expire. See Section 1 — “Terms of the Offer.”
What are the most significant conditions to the Offer?
The Offer is conditioned upon, among other things:
•
immediately prior to the Expiration Date there having been validly tendered in the Offer (in the aggregate), excluding any Shares validly withdrawn and excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received (as defined in Section 251(h)(6)(f) of the DGCL), that number of Shares that, together with all Shares (if any) beneficially owned by Parent, Offeror or any of their respective direct or indirect wholly owned subsidiaries represent one more Share than 50% of the total number of Shares outstanding immediately following the expiration of the Offer (the “Minimum Condition”) (it being understood that, for purposes of calculating whether the Minimum Condition has been satisfied, the aggregate number of Shares outstanding shall (i) include, without duplication, Shares issuable in respect of Finjan Options (as defined below) for which the holders thereof have validly exercised such Finjan Options and satisfied all of the requirements for exercise thereof prior to the expiration of the Offer, even if delivery of Shares resulting from such exercises to the respective optionholders has not occurred prior to the expiration of the Offer and (ii) not include Shares held in treasury by Finjan as of the expiration of the Offer or any other Shares acquired by Finjan prior to the expiration of the Offer (including any such Shares acquired in connection with tax withholding or payment of the exercise price for the exercise of Finjan Options), even if delivery to Finjan of Shares so acquired has not occurred prior to the expiration of the Offer);

•
at the Expiration Date, no law or order of any governmental entity shall be in effect that directly or indirectly restrains, prohibits or otherwise makes illegal the consummation of the Offer or the Merger; and

•
since the date of the Merger Agreement, there has not occurred a Material Adverse Effect (as defined below).

The Offer is also subject to other conditions set forth in this Offer to Purchase. The Offer is not subject to a financing condition. We can waive any of the conditions to the Offer, increase the Offer Price or to make any other changes in the terms and conditions of the Offer. However, unless otherwise provided by the Merger Agreement, we may not, without the prior written consent of Finjan (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares sought to be purchased in the Offer, (iv) amend, modify or waive certain conditions of the Offer, including the Minimum Condition, (v) impose conditions to the Offer that are in addition to the conditions of the Offer set forth in the Merger Agreement or amend, modify or supplement any condition to the Offer in any manner adverse to the holders of Shares, (vi) except as provided in the Merger Agreement, accelerate, extend or otherwise modify or amend the Expiration Date or (vii) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). See Section 15 — “Certain Conditions of the Offer.”
Have any stockholders already agreed to tender or not to tender their Shares in the Offer?
Concurrently with the execution of the Merger Agreement, certain stockholders of Finjan have entered into Support Agreements, dated as of June 10, 2020 (the “Support Agreement”), with Parent and Offeror, which require such stockholders (the “Supporting Stockholders”), subject to the terms of the Support Agreement executed by each such Supporting Stockholder and discussed in Section 11 — “The Transaction Agreements,” among other things, to promptly (and in any event not later than five business days after commencement of the Offer) tender and not withdraw all of the Shares owned by such Supporting Stockholder as of the date of such Support Agreement or otherwise acquired prior to the termination of the Support Agreement. The Shares covered by the Support Agreement constitute approximately 28% of the outstanding Shares as of June 23, 2020. The Support Agreement terminates upon certain events, including the valid termination of the Merger Agreement in accordance with its terms. See also Section 11 — “The Transaction Agreements.”
How do I tender my Shares?
In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:
•
If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

•
If you are a record holder (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in book-entry form in your name on the books of Finjan’s transfer agent), the following must be received by the Depositary and Paying Agent at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), (2) the Letter of Transmittal, properly completed and duly executed (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program and the Stock Exchanges Medallion Program, a manually executed facsimile thereof) with any required signature guarantees, or an Agent’s Message (as defined in Section 2 — “Procedures for Accepting the Offer and Tendering Shares” below) in connection with a book-entry delivery of Shares and (3) any other documents required by the Letter of Transmittal.

•
If you are a record holder but your stock certificate(s) is not available, you cannot deliver such stock certificate(s) to the Depositary and Paying Agent, you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary and Paying Agent, in any case before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary and Paying Agent must receive the certificate(s) for all tendered Shares, in proper form for transfer (or a confirmation of a book-entry transfer of such Shares with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions (as defined below), a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal), and any other required documents, within two Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery. Please contact Georgeson, LLC (the “Information Agent”) for assistance.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares”.
Until what time may I withdraw previously tendered Shares?
You may withdraw your previously tendered Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment pursuant to the Offer by August 23, 2020, you may withdraw them at any time after that date until we accept Shares for payment pursuant to the Offer. Once we accept your tendered Shares for payment upon expiration of the Offer, however, you will no longer be able to withdraw them. See Section 4 — “Withdrawal Rights.”
How do I properly withdraw my previously tendered Shares?
To properly withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the related Letter of Transmittal) to the Depositary and Paying Agent at any time at which you have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares at any time at which you have the right to withdraw your Shares. See Section 4 — “Withdrawal Rights.”
If I accept the Offer, how will I get paid?
If the conditions of the Offer as set forth in Section 15 — “Certain Conditions of the Offer” are satisfied or waived by Parent and Offeror and we consummate the Offer and accept your validly tendered Shares for payment, you will be entitled to receive, promptly after the Expiration Date, an amount equal to the number of Shares you tendered pursuant to the Offer multiplied by the Offer Price. Payment will be made by deposit of the aggregate purchase price for the Shares with the Depositary and Paying Agent, which will act as agent for the purpose of receiving payments from Parent and transmitting payments, less any withholding of taxes required by applicable law, to tendering stockholders whose Shares have been accepted for payment. See Section 2 — “Acceptance for Payment and Payment for Shares” and Section 3 — “Procedure for Tendering Shares.”
What will happen to my Finjan Options in the Offer?
As of the effective time of the Merger (the “Effective Time”), each then outstanding option to purchase Shares (each, a “Finjan Option”) (whether or not vested or exercisable) that has an exercise price per Share that is less than the Merger Consideration (as defined below) shall fully vest and shall be canceled and converted automatically into the right of the holder thereof to receive from the Surviving Corporation an amount in cash, without interest, payable as soon as practicable, but in any event within 30 days, following the Effective Time equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Finjan Option multiplied by (ii) the number of Shares subject to such Finjan Option, less any withholding of taxes required by applicable law. As of the Effective Time, each then outstanding Finjan Option with a per share exercise price equal to or greater than the Merger Consideration shall cease to be outstanding, be canceled and cease to exist and the holder of any such Finjan Option shall not be entitled to payment of any consideration therefor.
See Section 11 — “The Transaction Agreements — The Merger Agreement — Treatment of Equity Awards.”
What will happen to my Finjan RSUs in the Offer?
Effective as of the Effective Time, each then outstanding restricted stock unit of Finjan (each, a “Finjan RSU”) (whether or not vested) shall fully vest (to the extent not previously vested) and shall be canceled and converted automatically into the right of the holder thereof to receive a cash payment, without interest, from the Surviving Corporation payable as soon as practicable, but in any event within 30 days, following the Effective Time equal to the product of (A) the Merger Consideration and (B) the number of Shares subject to such Finjan RSU, less any withholding of taxes required by applicable law.
See Section 11 — “The Transaction Agreements — The Merger Agreement — Treatment of Equity Awards.”
What will happen to my Finjan Warrants in the Offer?
The Merger Agreement provides that Finjan shall cause each warrant to purchase Shares (each such warrant, a “Finjan Warrant”) to cease to be outstanding, be canceled and cease to exist as of, at or prior to the Effective Time. Finjan has advised us that the exercise period for all such Finjan Warrants expired on June 19, 2020, and as a result, there are currently no Finjan Warrants outstanding.
See Section 11 — “The Transaction Agreements — The Merger Agreement — Treatment of Equity Awards.”
What is the recommendation of the Finjan Board with respect to the Offer?
The Finjan Board has unanimously adopted resolutions (1) determining that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Finjan and the holders of Shares, (2) resolving that the Merger Agreement and the Merger will be effected pursuant to Section 251(h) of the DGCL, (3) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, upon the terms and subject to the conditions and limitations set forth in the Merger Agreement and in accordance with the DGCL and (4) determining, upon the terms and subject to the conditions contained in the Merger Agreement to recommend that holders of Shares accept the Offer and tender their Shares pursuant to the Offer.
A more complete description of the reasons for the Finjan Board’s approval of the Offer and the Merger is set forth in Finjan’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to holders of Shares together with this Offer to Purchase. See the “Introduction” to this Offer to Purchase.
If the Offer is completed, will Finjan continue as a public company?
No. We are required, upon the terms and subject to the conditions set forth in the Merger Agreement, to consummate the Merger as soon as practicable following the Acceptance Time (and in any event within two business days thereafter), subject to satisfaction or (to the extent permitted by law) waiver by the party or parties entitled to the benefits thereof of certain conditions of the Merger Agreement, or at such other place, time and date as shall be agreed in writing between Finjan and Parent. If the Merger takes place, Finjan will no longer be publicly traded and we intend to cause Finjan to be delisted from Nasdaq and deregistered under the Exchange Act. See Section 13 — “Certain Effects of the Offer.”
Will the Offer be followed by the Merger if all Shares are not tendered in the Offer?
Yes, so long as the conditions to the Merger are satisfied or waived by Parent and Offeror. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer nor will we consummate the Merger. If we accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer, and the other conditions to the Merger are satisfied or waived by Parent and Offeror, Offeror will merge with and into Finjan, with Finjan surviving the Merger as a wholly owned subsidiary of Parent. If the Merger takes place, Parent will own 100% of Finjan, and all of the remaining holders of Shares, other than Shares held by Finjan (or held in Finjan’s treasury) or its subsidiaries, Shares held by Parent, Offeror or any other direct or indirect subsidiary of Parent or Offeror or any person that directly or indirectly owns all of the equity interests in Parent or Offeror or any Shares held by any person who is entitled to and properly demands statutory appraisal of his, her or its Shares under Section 262 of the DGCL in connection with the Merger, will have the right to receive an amount in cash equal to the Offer Price, without interest and less any withholding of taxes required by applicable law. See the “Introduction” to this Offer to Purchase. See also Section 11 — “The Transaction Agreements” and Section 15 — “Certain Conditions of the Offer” for a description of the conditions to the Merger and the Offer.
Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger following the purchase of Shares in the Offer. We are required, upon the terms and subject to the conditions set forth in the Merger Agreement, to consummate the Merger as soon as practicable following the Acceptance Time (and in any event within two business days thereafter), subject to satisfaction or (to the extent permitted by law) waiver by the party or parties entitled to the benefits thereof of certain conditions of the Merger Agreement, or at such other place, time and date as shall be agreed in writing between Finjan and Parent. As such, we do not expect there to be a significant period of time between consummation of the Offer and consummation of the Merger. See also Section 11 — “The Transaction Agreements” and Section 12 — “Purpose of the Offer; No Stockholder Vote; Plans for Finjan.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?
No. None of us, Parent or Finjan are under any obligation to pursue or consummate the Merger if the Offer has not been first consummated.
If I decide not to tender, how will the Offer and the Merger affect my Shares?
If you decide not to tender your Shares in the Offer and the Merger occurs, each of your Shares will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and less any withholding of taxes required by applicable law. You will have the right to receive the same amount of cash per Share in the Merger that you would have received had you tendered your Shares in the Offer or you will have the right to exercise your appraisal rights in connection with the Merger as more fully described below. Therefore, if the Merger takes place (and you do not properly exercise and perfect your appraisal rights), the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier, and no appraisal rights will be available, if you tender your Shares. No interest will be paid for Shares acquired in the Merger. Because the Merger will be governed by Section 251(h) of the DGCL, no stockholders vote will be required to consummate the Merger. See the “Introduction” to this Offer to Purchase, Section 11 — “The Transaction Agreements” and Section 13 — “Certain Effects of the Offer.”
What is the market value of my Shares as of a recent date?
On June 9, 2020, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price per Share reported on Nasdaq was $1.33, to which the Offer Price of $1.55 per Share represents an approximate 16.5% premium. Based on intraday trading data provided by Capital IQ, the Offer Price of $1.55 represents a 20.2% premium over the 30-day volume-weighted average trading price per Share (of approximately $1.2890) as of June 9, 2020.
On June 23, 2020, the last trading day prior to commencement of the Offer, the closing sale price per Share reported on Nasdaq was $1.53. Before deciding whether to tender your Shares, you should obtain a current market quotation for Shares. See Section 6 — “Price Range of Shares; Dividends.”
Will I be paid a dividend on my Shares during the pendency of the Offer?
The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, without the prior written consent of Parent, Finjan may not declare, set aside or pay any dividend or make any other distribution (whether in cash, stock or property or any combination thereof) in respect of any Finjan capital stock other equity interests or voting securities (including the Shares), other than dividends and distributions solely between or among Finjan and its wholly owned subsidiaries or between or among its wholly owned subsidiaries. See Section 6 — “Price Range of Shares; Dividends.”
What are the U.S. federal income tax consequences of having my Shares accepted for payment in the Offer or receiving cash in exchange for my Shares in the Merger?
The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. If you are a U.S. Holder (as defined in Section 5 — “Material United States Federal Income Tax Consequences”), you will generally recognize gain or loss on a sale of Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in either case in an amount equal to the difference, if any, between the U.S. dollar amount received for Shares you tender pursuant to the Offer or exchange in the Merger and your adjusted tax basis in such Shares. If you are a U.S. Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be capital gain or loss and will generally be treated as long-term capital gain or loss if you have held such Shares for more than one year at the time of disposition, subject to certain exceptions. If you are a Non-U.S. Holder (as defined in Section 5 — “Material United States Federal Income Tax Consequences”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender pursuant to the Offer or exchange in the Merger, subject to certain conditions (as described in Section 5 — “Material United States Federal Income Tax Consequences” in more detail). See Section 5 — “Material United States Federal Income Tax Consequences” for a discussion of certain material U.S. federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any U.S. federal estate or gift tax rules, or any state, local or non-U.S. income and other tax laws) of tendering their Shares pursuant to the Offer, exchanging their Shares in the Merger or exercising appraisal rights.
Will I have the right to have my Shares appraised?
Appraisal rights are not available to the holders of Shares in connection with the Offer, and holders of Shares who tender Shares pursuant to the Offer will not have appraisal rights in connection with the Merger. However, if we accept Shares in the Offer and the Merger is completed, holders of Shares who (1) did not tender such Shares in the Offer, (2) are entitled to appraisal rights under Section 262, (3) have properly exercised and perfected their demand for appraisal rights in accordance with the procedures set forth in Section 262 of the DGCL and (4) do not thereafter effectively withdraw their demand for appraisal of such Shares or otherwise lose, waive or fail to perfect their appraisal rights, will be entitled to exercise appraisal rights in connection with the Merger, subject to and in accordance with applicable provisions of the DGCL. Stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the “fair value” of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery, and to receive payment of such “fair value” in cash.
The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by holders of Shares desiring to exercise any available appraisal rights under Section 262 of the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
Who should I call if I have questions about the Offer?
You may call Georgeson, LLC, the Information Agent, toll free at 866-391-7007. See the back cover of this Offer to Purchase.

To the Holders of Shares of
Common Stock of Finjan:
INTRODUCTION
CFIP Goldfish Merger Sub Inc., a Delaware corporation (“Offeror”) and wholly owned subsidiary of CFIP Goldfish Holdings LLC, a Delaware limited liability company (“Parent”), hereby offers to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Finjan Holdings, Inc., a Delaware corporation (“Finjan”), for a price per Share of $1.55 (such amount, as it may be adjusted from time to time upon the terms and subject to the conditions set forth in the Merger Agreement (as defined herein), the “Offer Price”), net to the seller in cash, without interest and less any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”), and the related letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”). Parent is controlled by Fortress Operating Entity I LP (“FOE I”), a Delaware limited partnership, FIG Corp., a Delaware corporation (“FOE GP”) and Fortress Investment Group LLC, a Delaware limited liability company (“FIG” and, together with FOE I and FOE GP, “Fortress”).
The Offer is being made pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 10, 2020, by and among Parent, Offeror and Finjan. The Offer is conditioned upon, among other things, (1) the satisfaction of the Minimum Condition (as defined in Section 15 — “Certain Conditions of the Offer”), (2) at the Expiration Date, there being no law or order of any governmental entity that directly or indirectly restrains, prohibits or otherwise makes illegal the consummation of the Offer or the Merger (as defined below) (the “Restraints Condition”) and (3) since the date of the Merger Agreement, there has not occurred a Material Adverse Effect (as defined below) (the “MAE Condition”). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.” The Offer is not subject to a financing condition.
Finjan has advised Parent that, as of June 23, 2020, there were (1) 27,832,485 Shares issued and outstanding, (2) 2,306,198 Shares subject to issuance pursuant to outstanding options to purchase Shares (each, a “Finjan Option”), (3) 424,576 Shares estimated to be subject to outstanding restricted stock units of Finjan (each, a “Finjan RSU”) and (4) no outstanding warrants to purchase Shares (any such warrant, a “Finjan Warrant”).
Concurrently with the execution of the Merger Agreement, certain stockholders of Finjan have entered into Support Agreements, dated as of June 10, 2020 (the “Support Agreements”), with Parent and Offeror, which require such stockholders (the “Supporting Stockholders”), subject to the terms of the Support Agreement executed by each such Supporting Stockholder and discussed in Section 11 — “The Transaction Agreements” of the Offer to Purchase, among other things, to promptly (and in any event not later than five business days after the commencement of the Offer) tender and not withdraw all of the Shares owned by such Supporting Stockholder as of the date of such Support Agreement or otherwise acquired prior to the termination of the Support Agreement. The Shares covered by the Support Agreements constitute approximately 28% of the outstanding Shares as of June 23, 2020. The Support Agreement terminates upon certain events, including the valid termination of the Merger Agreement in accordance with its terms. The Support Agreements are more fully described in Section 11 — “The Transaction Agreements.”
The Merger Agreement is more fully described in Section 11 — “The Transaction Agreements.” Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares, Finjan Options and Finjan RSUs pursuant to the Merger are described in Section 5 — “Material United States Federal Income Tax Consequences.”
Tendering stockholders who are record holders of their Shares and tender directly to Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary and Paying Agent”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Offeror pursuant to the Offer. Holders of Shares who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.

The Finjan board of directors (the “Finjan Board”) has unanimously adopted resolutions (1) determining that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Finjan and the holders of Shares, (2) resolving that the Merger Agreement and the Merger will be effected pursuant to Section 251(h) of the DGCL, (3) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, upon the terms and subject to the conditions and limitations set forth in the Merger Agreement and in accordance with the DGCL and (4) determining, upon the terms and subject to the conditions contained in the Merger Agreement to recommend that holders of Shares accept the Offer and tender their Shares pursuant to the Offer.
A complete description of the reasons for the Finjan Board’s approval of the Offer and the Merger (as defined below) will be set forth in Finjan’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed or otherwise provided to you with this Offer to Purchase.
The Merger Agreement provides that, subject to the conditions described in Section 11 — “The Transaction Agreements,” Offeror will be merged with and into Finjan, with Finjan surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”). Pursuant to the Merger Agreement, the Merger will become effective at the time (such time, the “Effective Time”) the certificate of merger (the “Certificate of Merger”) is filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Certificate of Merger. At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than Shares held by Finjan (or held in Finjan’s treasury) or its subsidiaries, Shares held by Parent, Offeror or any other direct or indirect subsidiary of Parent or Offeror or any person that directly or indirectly owns all of the equity interests in Parent or Offeror or any Shares held by any person who is entitled to and properly demands statutory appraisal of his, her or its Shares under Section 262 of the DGCL in connection with the Merger) will be converted into the right to receive an amount in cash equal to $1.55 per Share, without interest and less any withholding of taxes required by applicable law. As a result of the Merger, Finjan will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.
Appraisal rights are not available to the holders of Shares in connection with the Offer, and holders of Shares who tender Shares pursuant to the Offer will not have appraisal rights in connection with the Merger. However, if we accept Shares in the Offer and the Merger is completed, holders of Shares who (1) did not tender such Shares in the Offer, (2) are entitled to appraisal rights under Section 262, (3) have properly exercised and perfected their demand for appraisal rights in accordance with the procedures set forth in Section 262 of the DGCL and (4) do not thereafter effectively withdraw their demand for appraisal of such Shares or otherwise lose, waive or fail to perfect their appraisal rights, will be entitled to exercise appraisal rights in connection with the Merger, subject to and in accordance with applicable provisions of the DGCL. Stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the “fair value” of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery, and to receive payment of such “fair value” in cash.
Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger following consummation of the Offer will not require a vote of holders of Shares. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (1) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (2) following consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement. If the Minimum Condition (as defined in Section 15 — “Certain Conditions of the Offer”) is satisfied and we accept Shares for payment pursuant to the Offer, we will own at least the amount of Shares that would, absent Section 251(h) of the DGCL, be required to approve the Merger. Following consummation of the Offer and subject to the satisfaction of the conditions to the Merger, Offeror, Parent and Finjan will take all necessary and appropriate actions to effect the Merger as promptly as practicable without a meeting of holders of Shares in accordance with Section 251(h) of the DGCL. See Section 11 — “The Transaction Agreements.”

Offeror has engaged Georgeson, LLC to act as information agent for the Offer (the “Information Agent”). Parent and Offeror will pay all charges and expenses of the Depositary and Paying Agent, and the Information Agent. Questions and requests for assistance should be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined herein) and other related materials may also be obtained from the Information Agent. Such copies will be furnished promptly at Offeror’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents or assistance with the Offer.
THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND FINJAN’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (WHICH CONTAINS THE RECOMMENDATION OF THE FINJAN BOARD AND THE REASONS FOR ITS RECOMMENDATION) CONTAIN IMPORTANT INFORMATION. FINJAN STOCKHOLDERS SHOULD CAREFULLY READ THESE DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER
1.
Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not properly withdrawn as permitted under Section 4 — “Withdrawal Rights,” and as promptly as practicable after the Acceptance Time (as defined below), pay for all such Shares. The time, if any, at which Offeror accepts for payment all Shares validly tendered and not properly withdrawn, pursuant to and subject to the conditions of the Offer, which shall occur promptly after the expiration of the Offer, is referred to as the “Acceptance Time.” The term “Initial Expiration Date” means 12:00 midnight, Eastern time, at the end of July 22, 2020 (one minute after 11:59 p.m., Eastern time, on July 22, 2020), unless Offeror, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the Initial Expiration Date of the Offer will be extended to the latest date at which the Offer, as so extended, expires (the “Expiration Date”).
The Offer is conditioned upon the satisfaction (or, to the extent permitted by the Merger Agreement, the waiver) of all conditions set forth in Section 15 — “Certain Conditions of the Offer,” including: (1) the Minimum Condition, (2) the Restraints Condition and (3) the MAE Condition. The Offer is also subject to other conditions set forth in this Offer to Purchase. The Minimum Condition requires that immediately prior to the Expiration Date there shall have been validly tendered in the Offer (in the aggregate), excluding any Shares validly withdrawn and excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received (as defined in Section 251(h)(6)(f) of the DGCL), that number of Shares that, together with all Shares (if any) beneficially owned by Parent, Offeror or any of their respective direct or indirect wholly owned subsidiaries, represent one more Share than 50% of the total number of Shares outstanding immediately following the expiration of the Offer (it being understood that, for purposes of calculating whether the Minimum Condition has been satisfied, the aggregate number of Shares outstanding shall (i) include, without duplication, Shares issuable in respect of Finjan Options for which the holders thereof have validly exercised such Finjan Options and satisfied all of the requirements for exercise thereof prior to the expiration of the Offer, even if delivery of Shares resulting from such exercises to the respective optionholders has not occurred prior to the expiration of the Offer and (ii) not include Shares held in treasury by Finjan as of the expiration of the Offer or any other Shares acquired by Finjan prior to the expiration of the Offer (including any such Shares acquired in connection with tax withholding or payment of the exercise price for the exercise of Finjan Options), even if delivery to Finjan of Shares so acquired has not occurred prior to the expiration of the Offer).
The Merger Agreement provides that, so long as neither Finjan nor Parent has terminated the Merger Agreement in accordance with its terms:
•
if, as of any Expiration Date, any condition of the Offer is not satisfied and has not been waived, Offeror (A) may, without consent of Finjan or any other person and (B) shall, at the request of Finjan, extend the Offer for successive periods of up to ten business days each (or such other period as Finjan and Offeror may agree in writing), until such time as all conditions of the Offer are satisfied or waived;

•
Offeror is required to extend the Offer for any period required by any law or rules, regulations, interpretations or positions of the SEC or its staff or The Nasdaq Capital Market LLC (“Nasdaq”) applicable to the Offer; and • we will not, however, (1) be required to extend the Offer beyond the earliest to occur of (A) the valid termination of the Merger Agreement and (B) September 8, 2020 (the “End Date”) or (2) be permitted to extend the Offer beyond the earliest of such deadlines without the prior written consent of Finjan.

For purposes of the Offer, as provided under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), a “business day” means any day other than a Saturday, Sunday or a day on which banking institutions are authorized or required by law to be closed in New York City and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

There can be no assurance that Offeror will exercise any right to extend the Offer or that Offeror will be required under the Merger Agreement to extend the Offer. During any extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares. See Section 4 — “Withdrawal Rights.”
Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Offeror expressly reserves the right to (1) increase the Offer Price, (2) waive any conditions to the Offer set forth in Section 15 — “Certain Conditions of the Offer” (the “Offer Conditions”) and (3) make any other changes in the terms and conditions of the Offer. However, unless otherwise provided by the Merger Agreement, Offeror will not, without the prior written consent of Finjan, (1) decrease the Offer Price, (2) change the form of consideration payable in the Offer, (3) reduce the maximum number of Shares sought to be purchased in the Offer, (4) amend, modify or waive certain conditions of the Offer, (5) impose conditions to the Offer that are in addition to the conditions of the Offer set forth in the Merger Agreement or amend, modify or supplement any condition to the Offer in any manner adverse to the holders of Shares, (6) except as provided in the Merger Agreement, accelerate, extend or otherwise modify or amend the Expiration Date or (7) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act. The rights reserved by Offeror as described in the preceding paragraph are in addition to Offeror’s rights as described in Section 15 — “Certain Conditions of the Offer.”
Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the Offer Conditions set forth in Section 15 — “Certain Conditions of the Offer” have not been satisfied or upon the occurrence of any of the events set forth in Section 11 — “The Transaction Agreements — The Merger Agreement — Termination.” Under certain circumstances, Parent and Offeror may terminate the Merger Agreement and the Offer, but Offeror is prohibited from terminating the Offer prior to any then-scheduled Expiration Date unless the Merger Agreement has been terminated in accordance with its terms.
Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of the Offeror under those rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to a national news service and making any appropriate filings with the SEC.
If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in the consideration offered or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.
If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

Finjan has provided Offeror with Finjan’s stockholder list and security position listings for the purpose of disseminating this Offer to Purchase and related documents to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed or otherwise provided to record holders of Shares whose names appear on Finjan’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
There will not be a subsequent offering period for the Offer. Following the purchase of Shares tendered, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL, and no stockholder vote to adopt the Merger Agreement (or any other action by the holders of Shares) will be required in connection with the Merger. We are required, upon the terms and subject to the conditions set forth in the Merger Agreement, to consummate the Merger as soon as practicable following the Acceptance Time (and in any event within two business days thereafter), subject to satisfaction or (to the extent permitted by law) waiver by the party or parties entitled to the benefits thereof of certain conditions of the Merger Agreement, or at such other place, time and date as shall be agreed in writing between Finjan and Parent. As such, we do not expect there to be a significant period of time between the purchase of Shares in the Offer and consummation of the Merger.
2.
Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will, as soon as practicable following the Expiration Date, accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer, and as promptly as possible after the Acceptance Time, pay for all such Shares. See Section 1 — “Terms of the Offer.”
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (1) certificate(s) representing those Shares or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary and Paying Agent’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (2) the Letter of Transmittal, properly completed and duly executed (or, with respect to a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”), a manually executed facsimile thereof, with any required signature guarantees), or an Agent’s message in connection with a book-entry transfer of shares, and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary and Paying Agent. Under no circumstances will Offeror pay interest on the Offer Price to be paid for any Shares, regardless of any extension of the Offer or delay in making payment.
The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary and Paying Agent’s office.
For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Offeror gives oral or written notice to the Depositary and Paying Agent of Offeror’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary and

Paying Agent, which will act as agent for the purpose of receiving payments from Offeror and transmitting such payments to tendering stockholders whose Shares have been accepted for payment.
Shares tendered by a Notice of Guaranteed Delivery (as defined below) will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until the Shares to which such Notice of Guaranteed Delivery (as defined below) relates are delivered to the Depositary and Paying Agent.
If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” those Shares will be credited to an account maintained with the Book-Entry Transfer Facility) promptly following expiration or termination of the Offer.
3.
Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares.   In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:
•
If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

•
If you are a record holder (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in book-entry form in your name on the books of Finjan’s transfer agent), the following must be received by the Depositary and Paying Agent at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), (2) the Letter of Transmittal, properly completed and duly executed (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program and the Stock Exchanges Medallion Program, a manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and (3) any other documents required by the Letter of Transmittal.

•
If you are a record holder but your stock certificate(s) is not available, you cannot deliver such stock certificate(s) to the Depositary and Paying Agent, you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary and Paying Agent, in any case before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary and Paying Agent must receive the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, within two Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery. Please contact the Information Agent for assistance.

Book-Entry Transfer.   The Depositary and Paying Agent will establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary and Paying Agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message, and any other required documents, must, in any case, be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary and Paying Agent.
Signature Guarantees.   No signature guarantee is required for the Letter of Transmittal if:
•
the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of Shares) of Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•
Shares are tendered for the account of an Eligible Institution.

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.
Guaranteed Delivery.   If a stockholder desires to tender Shares pursuant to the Offer and such stockholder is a record holder but such stockholder’s stock certificate(s) is not available, such stockholder cannot deliver such stock certificate(s) to the Depositary and Paying Agent, such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, or such stockholder otherwise cannot deliver all required documents to the Depositary and Paying Agent, in any case before the Offer expires, such Shares may nevertheless be tendered, if all of the following conditions are satisfied:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Offeror, must be received by the Depositary and Paying Agent at one of its addresses set forth in the Letter of Transmittal before the Offer expires; and

•
the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within two Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Offeror.
Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until the Shares to which such Notice of Guaranteed Delivery relates are delivered to the Depositary and Paying Agent.
The method of delivery of the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and the risk of the tendering stockholder, and delivery will be deemed made only when actually received by the Depositary and Paying Agent (including, in the case of book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when such Shares are accepted for payment, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The valid tender of Shares pursuant to any of the procedures described herein and in the instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and Offeror upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, upon the terms and subject to the conditions of any such extension or amendment).
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, which determination will be final and binding upon the tendering party. Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Offeror’s counsel, be unlawful. Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares by any particular stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Offeror. None of Parent, Offeror, Finjan, the Depositary and Paying Agent, Information Agent, or any other person is or will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.
Appointment as Proxy.   By executing the Letter of Transmittal (or in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering stockholder irrevocably appoints designees of Offeror, and each of them, as such stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to Shares tendered by such stockholder and accepted for payment by Offeror, and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. Such appointment will be effective if and when, and only to the extent that, Offeror accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment:
•
all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares;

•
all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked;

•
no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder with respect to such Shares (and, if given, will not be deemed effective); and

•
each of the designees of Offeror will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of holders of Shares or otherwise, as such designee in its sole discretion deems proper.

Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Offeror’s acceptance for payment of such Shares, Offeror must be able to exercise full voting and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.
The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of holders of Shares.
Finjan Options, Finjan RSUs and Finjan Warrants.   The Offer is made only for outstanding Shares that are not subject to vesting restrictions and is not made for any Finjan Options, Finjan RSUs or Finjan Warrants. See Section 11 — “The Transaction Agreements — The Merger Agreement — Treatment of Equity Awards” for a description of the treatment of the Finjan Options, Finjan RSUs and Finjan Warrants.
Backup Withholding.   To avoid backup withholding of U.S. federal income tax on payments of the Offer Price of Shares made pursuant to the Offer, each eligible tendering U.S. Holder (as defined in Section 5 —  “Material United States Federal Income Tax Consequences”) should complete and return the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal. Eligible tendering Non-U.S. Holders (as defined in Section 5 — “Material United States Federal Income Tax Consequences”) should complete and submit IRS Form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI (or other applicable IRS Form W-8), which can be obtained from the Depositary and Paying Agent or at http://www.irs.gov. For a more detailed discussion of backup withholding, see Instruction 8 set forth in the Letter of Transmittal and Section 5 — “Material United States Federal Income Tax Consequences.”
4.
Withdrawal Rights.

Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be properly withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Offeror pursuant to the Offer, may also be withdrawn at any time after August 23, 2020, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer.
For a withdrawal to be proper and effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of those certificates. If a stockholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.
If Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Offeror’s rights under the Offer, the Depositary and Paying Agent may, nevertheless, on behalf of Offeror, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein and as otherwise required by Rule 14e-1(c) promulgated under the Exchange Act.
Withdrawals of Shares May Not be Rescinded. Ability to Re-Tender.   Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Offeror, in its reasonable discretion, whose determination will be final and binding upon the tendering party. Offeror also reserves the absolute right to waive any defect or irregularity in the withdrawal of any Shares by any particular stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. None of Parent, Offeror, Finjan, the Depositary and Paying Agent, the Information Agent or any other person is or will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
5.
Material United States Federal Income Tax Consequences.

The following is a general summary of material U.S. federal income tax consequences of the Offer and the Merger to holders of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares, Finjan Options or Finjan RSUs are converted into the right to receive cash in the Merger. This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular holder. This summary does not apply to holders who receive cash pursuant to the exercise of appraisal rights. This summary applies only to holders that hold their Shares as “capital assets” for U.S. federal income tax purposes and does not address tax considerations applicable to stockholders that may be subject to special tax rules including, without limitation, the following: (1) certain former citizens and long-term residents of the United States, (2) regulated investment companies and other financial institutions, (3) insurance companies, (4) dealers or traders in securities or currencies or notional principal contracts, (5) tax-exempt entities, (6) persons that hold Shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security”, constructive sale or other integrated transaction for U.S. federal income tax purposes, (7) persons subject to the alternative minimum tax, (8) “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax, (9) real estate investment trusts, (10) except as set forth below, persons that own (or are deemed to own for U.S. federal income tax purposes) 5% or more of the outstanding Shares, (11) except as set forth below, partnerships (or other entities treated as pass-through entities) for U.S. federal income tax purposes and persons who hold Shares through partnerships (or other such entities), (12) persons that have a “functional currency” other than the U.S. dollar, (13) persons that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation, and (14) persons that purchase or sell Shares as part of a wash sale for tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below.
This summary also does not address the tax consequences to holders who hold Shares as “qualified small business stock” under Section 1202 of the Code or who may have acquired Shares in a transaction subject to the gain rollover provisions of Section 1045 of the Code. Each holder who holds Shares as “qualified small business stock,” or who acquired Shares in a transaction subject to the gain rollover provisions of Section 1045 of the Code should consult with such holder’s own tax advisors regarding the tax treatment of the disposition of such Shares in the Offer or the Merger.
This summary is not a comprehensive description of all potential U.S. federal income tax consequences that may be relevant to the Offer and the Merger, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder (the “U.S. Treasury Regulations”) and administrative and judicial interpretations thereof. All of the foregoing is subject to change, possibly with retroactive effect, and could affect the tax consequences described below.
For purposes of this Offer to Purchase, a “U.S. Holder” means a beneficial owner of Shares, Finjan Options or Finjan RSUs that is, for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined under the Code) have the authority to control all of the substantial decisions of the trust, or (b) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a “United States person.” For purposes of this Offer to Purchase, a “Non-U.S. Holder” is a beneficial owner of Shares, Finjan Options or Finjan RSUs (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds Shares, Finjan Options or Finjan RSUs, the tax treatment of a partner, member or other owner in such partnership (or other such entity) will generally depend upon the status of the partner, member or other owner and upon the tax treatment and the activities of the partnership (or other such entity). Partners, members or owners of partnerships (or other such entities) holding Shares, Finjan Options or Finjan RSUs are urged to consult their own tax advisors.
The description of U.S. federal income tax consequences set forth below is based on current law, is for general information only and is not tax advice. Because individual circumstances may differ, each holder of Shares, Finjan Options or Finjan RSUs is urged to consult such holder’s own tax advisors as to the particular tax consequences to each such holder of the Offer and the Merger, including the application of U.S. federal, state, local and non-U.S. tax laws, applicable tax treaties and possible changes in such laws.

Consequences of the Offer and the Merger to U.S. Holders of Shares.   The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. If you are a U.S. Holder you will generally recognize gain or loss on a sale of Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in either case in an amount equal to the difference, if any, between the U.S. dollar amount received for Shares you tender pursuant to the Offer or exchange in the Merger and your adjusted tax basis in such Shares. Gain or loss will generally be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be capital gain or loss and will generally be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year, subject to certain exceptions. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. The deductibility of capital losses against ordinary income is subject to limitations.
A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a United States federal tax of 3.8% on the lesser of (1) such U.S. Holder’s “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. Holder’s “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). The amount of gain recognized pursuant to the Offer or the Merger will generally be treated as “net investment income” for purposes of this tax. A U.S. Holder that is an individual, estate or trust is urged to consult with its tax advisor regarding the applicability of this particular tax to such holder.
Consequences of the Offer and the Merger to Non-U.S. Holders of Shares.   Subject to the discussion below under “— Backup Withholding and Information Reporting” and “— FATCA,” gain recognized with respect to Shares that a Non-U.S. Holder exchanges in the Offer or converts into the right to receive cash in the Merger generally will not be subject to U.S. federal income tax, unless:
•
such Non-U.S. Holder’s gain, if any, on Shares is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to such Non-U.S. Holder’s permanent establishment in the United States), in which case (1) such Non-U.S. Holder will be subject to U.S. federal income tax in the same manner as if such Non-U.S. Holder were a U.S. Holder (except that such Non-U.S. Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9, as described below under “— Backup Withholding and Information Reporting”) and (2) if such Non-U.S. Holder is a corporation, such Non-U.S. Holder may also be subject to an additional branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty);

•
such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition (or, if applicable, the date of the Merger) and certain other conditions are met, in which case such Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares, which may be offset by certain U.S. source capital losses recognized in the same taxable year, even though the Non-U.S. Holder is not considered a resident of the United States, provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns; or

•
Finjan is or has been a U.S. real property holding corporation for U.S. federal income tax purposes and the Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of the disposition (or, if applicable, the date of the Merger), more than 5% of Shares and such Non-U.S. Holder is not eligible for any treaty exception. Finjan believes that it has not been a U.S. real property holding corporation in the last five years prior to the date hereof.

Backup Withholding and Information Reporting.   All payments to which a holder of Shares would be entitled pursuant to the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding, unless such holder (1) is a corporation or other exempt recipient, (2) provides its correct taxpayer identification number (“TIN”) and certain other information under penalties of perjury, or (3) provides an adequate basis for exemption. A U.S. Holder should complete and sign the IRS

Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary and Paying Agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary and Paying Agent. A Non-U.S. Holder should generally submit a properly completed IRS Form W-8BEN or W-8BEN-E, W-8IMY or W-8ECI (or other applicable IRS Form W-8), certifying, under penalties of perjury, to such holder’s foreign status in order to establish an exemption from backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a holder’s U.S. federal income tax liability, provided that such holder furnishes certain required information to the IRS in a timely fashion.
If a holder of Shares does not provide a correct TIN, such holder may be subject to penalties imposed by the IRS, in addition to the backup withholding. All holders of Shares are urged to should consult such holders’ own tax advisors as to such holders’ qualification for exemption from backup withholding and the procedure for obtaining the exemption.
FATCA.   Pursuant to Sections 1471 to 1474 of the Code and the U.S. Treasury Regulations promulgated thereunder (the provisions commonly known as “FATCA”), if a Non-U.S. Holder that is a “foreign financial institution” or “non-financial foreign entity” (as specifically defined under the FATCA rules) tenders Shares pursuant to the Offer or exchanges Shares pursuant to the Merger, the gross proceeds payable to such Non-U.S. Holder from such sale generally would be subject to withholding at a rate of 30% unless such Non-U.S. Holder complies with the documentation, registration, due diligence and reporting requirements of FATCA. However, proposed U.S. Treasury Regulations eliminate the application of FATCA withholding to payments of gross proceeds from the disposition of a stock interest in a domestic corporation (such as the Shares). Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules on their tender of Shares pursuant to the Offer or their exchange of Shares pursuant to the Merger.
Consequences of the Merger to Holders of Finjan Options or Finjan RSUs.
Any U.S. Holder of Finjan Options or Finjan RSUs that receives a payment from the Merger Consideration with respect to such Finjan Options (irrespective of whether such Finjan Options were originally granted with the intent that they would be treated as nonqualified stock options or incentive stock options) or Finjan RSUs will recognize taxable ordinary income equal to the amount of proceeds payable to such U.S. Holder under the Merger Agreement in exchange for cash-out of such Finjan Options or Finjan RSUs. The Surviving Corporation will withhold from any amount due to such U.S. Holder with respect to such U.S. Holder’s Finjan Options or Finjan RSUs the amount of any taxes that the Surviving Corporation is required by applicable law to withhold, and the disposition will be reported to such U.S. Holder on IRS Form W-2 or Form 1099, as applicable. Non-U.S. Holder of Finjan Options or Finjan RSUs may be subject to the same treatment as described above with respect to U.S. Holders to the extent such Finjan Options or Finjan RSUs relate to services performed by such Non-U.S. Holder within the United States (subject to any exemption as may be specified under an applicable income tax treaty). Non-U.S. Holders of Finjan Options or Finjan RSUs should consult with their tax advisors regarding the implications of the Merger on their exchange of such Finjan Options or Finjan RSUs pursuant to the Merger.
6.
Price Range of Shares; Dividends.

The Shares trade on Nasdaq under the symbol “FNJN”. The following table sets forth the high and low sale prices per Share for the periods indicated. Share prices are as reported on Nasdaq based on published financial sources. Based on Finjan’s filings with the SEC, Finjan was incorporated in Delaware in January of 2006, with Finjan, Inc. becoming a wholly owned subsidiary of Finjan in June of 2013 after a merger transaction resulting in the public trading of Shares. The Shares have been trading on the Nasdaq since May 2014.

	High	Low
Fiscal Year Ended December 31, 2018
First Quarter	$3.60	$1.69
Second Quarter	$3.51	$2.71
Third Quarter	$5.07	$3.38
Fourth Quarter	$5.54	$2.11
Fiscal Year Ended December 31, 2019
First Quarter	$3.44	$2.42
Second Quarter	$3.29	$2.11
Third Quarter	$2.40	$1.71
Fourth Quarter	$2.29	$1.67
Fiscal Year Ended December 31, 2020
First Quarter	$2.39	$0.75
Second Quarter (through June 23, 2020)	$1.56	$0.99
Finjan has advised Parent that, as of June 23, 2020, there were (1) 27,832,485 Shares issued and outstanding, (2) 2,306,198 Shares subject to issuance pursuant to outstanding Finjan Options, (3) 424,576 Shares estimated to be subject to outstanding Finjan RSUs and (4) no outstanding Finjan Warrants.
On June 9, 2020, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price per Share reported on Nasdaq was $1.33, to which the Offer Price of $1.55 per Share represents an approximate 16.5% premium. Based on intraday trading data provided by Capital IQ, the Offer Price of $1.55 represents a 20.2% premium over the 30-day volume-weighted average trading price per Share (of approximately $1.2890) as of June 9, 2020.
On June 23, 2020, the last full day of trading prior to the commencement of the Offer, the closing sale price per Share reported on Nasdaq was $1.53.
The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, without the prior written consent of Parent, Finjan may not declare, set aside or pay any dividend or make any other distribution (whether in cash, stock or property or any combination thereof) in respect of any Finjan capital stock other equity interests or voting securities (including the Shares), other than dividends and distributions solely between or among Finjan and its wholly owned subsidiaries or between or among its wholly owned subsidiaries.. See Section 11 — “The Transaction Agreements — The Merger Agreement —
Conduct of Business.”
Stockholders are urged to obtain a current market quotation for Shares.
7.
Certain Information Concerning Finjan.

General.   The following description of Finjan and its business are taken from Finjan’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 (the “10-Q”) and is qualified in its entirety by reference to the 10-Q.
Finjan is a pioneer in cybersecurity focused in three business lines; intellectual property licensing and enforcement, mobile security application development, and investing in cybersecurity technologies and intellectual property. Licensing and enforcement of Finjan’s cybersecurity patent portfolio is operated by its wholly-owned subsidiaries Finjan, Inc. and Finjan Blue, Inc. Finjan’s mobile security business is operated through its wholly-owned subsidiary Finjan Mobile, Inc.
Finjan is incorporated in the State of Delaware. Its principal executive office is located at 2000 University Ave., Suite 600, East Palo Alto, CA 94303 and its telephone number is (650) 282-3228.
Available Information.   Finjan is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Finjan’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of Finjan’s securities, any material interests of such persons in transactions with Finjan and other matters is required to be disclosed in proxy statements and periodic reports distributed to holders of Shares and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549-0213. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549-0213. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at (800) SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Finjan, who file electronically with the SEC. The address of that site is http://www.sec.gov. Finjan also maintains an Internet website at http://www.Finjan.com. The information contained in, accessible from or connected to Finjan’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Finjan’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
Sources of Information.   Except as otherwise set forth herein, the information concerning Finjan contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Offeror or any of their respective affiliates or assigns, the Information Agent or the Depositary and Paying Agent assumes responsibility for the accuracy or completeness of the information concerning Finjan contained in such documents and records or for any failure by Finjan to disclose events which may have occurred or may affect the significance or accuracy of any such information.
Certain Projections.   Finjan provided Parent with certain unaudited financial information concerning Finjan. Such information, as well as certain additional unaudited projected financial information, is described under “Item 4. The Solicitation or Recommendation” in the Schedule 14D-9, which will be filed with the SEC and is being mailed to holders of Shares with this Offer to Purchase (the “Projections”). The holders of Shares are urged to, and should, carefully read the Schedule 14D-9.
Parent and Offeror have been informed by Finjan that Finjan does not, as a matter of course, publicly disclose long-range plans or financial projections as to future performance due to, among other things, the unpredictability of the underlying assumptions and estimates.
Parent and Offeror also have been informed by Finjan that such unaudited prospective financial information is included in the Schedule 14D-9 solely to give Finjan stockholders access to certain financial projections that were made available to Finjan’s Board, advisors and potential buyers, and is not included in the Schedule 14D-9 in order to influence any stockholder in making any investment decision with respect to the Offer or the Merger, including whether to accept the Offer and tender Shares to Offeror pursuant to the Offer or whether or not to seek appraisal rights with respect to the Shares.
Parent and Offeror further have been informed by Finjan that the Projections were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC regarding projections and forward-looking statements, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or United States generally accepted accounting principles. Parent and Offeror further have been informed by Finjan that neither Finjan’s independent registered public accounting firm, nor any other independent accountants, have examined, reviewed, compiled or otherwise performed any procedures with respect to the Projections, or expressed any opinion or any other form of assurance on such information or its achievability.
Parent and Offeror further have been informed by Finjan that the Projections reflect numerous assumptions and estimates as to future events made by Finjan’s management . The inclusion of the Projections in the Schedule 14D-9 should not be regarded as an indication that Finjan or anyone who received the Projections then considered, or now considers, the Projections to be predictive of actual future results, and this information should not be relied upon as such. Finjan has informed Parent and Offeror that the Projections reflect numerous estimates and assumptions made by Finjan’s management with respect to general economic conditions, the outcome of pending litigation and administrative actions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, and competitive pressures, among others, all of which are difficult to predict and many of which are beyond Finjan’s control. Finjan also has informed Parent and Offeror that Finjan’s management views the Projections as being subject to inherent risks and uncertainties associated with such projections.
Parent and Offeror further have been informed by Finjan that the Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Finjan in Finjan’s public filings with the SEC. Finjan has informed Parent and Offeror that the Projections do not take into account any circumstances or events occurring after the date they were prepared, including any potential changes resulting from the Offer or the Merger.
In light of the foregoing factors and the uncertainties inherent in the Projections, holders of Shares are cautioned not to place undue, if any, reliance on the Projections.
8.
Certain Information Concerning Parent, Offeror and Fortress.

General.   Parent is a Delaware limited liability company and Offeror is a Delaware corporation. Parent was formed on May 29, 2020, and Offeror was formed on June 1, 2020, in each case, solely for the purpose of completing the Offer and the Merger and each has conducted no business activities other than activities incidental to its formation or in connection with the transactions contemplated by the Merger Agreement. Until immediately prior to the time Offeror purchases Shares pursuant to the Offer, it is not anticipated that Parent or Offeror will have any significant assets or liabilities or engage in activities other than those incidental to their formation, capitalization and the transactions contemplated by the Offer and/or the Merger. Offeror is a direct wholly owned subsidiary of Parent. Parent is controlled by FOE I, FOE GP and FIG. The principal office address of each of Parent, Offeror and Fortress is c/o Fortress Investment Group LLC, 1345 6th Avenue, 46th Floor, New York, New York 10105. The telephone number at the principal office is (212) 798-6100.
Concurrently with the execution of the Merger Agreement, the Supporting Stockholders have entered into Support Agreements, which require the Supporting Stockholders, subject to the terms of the Support Agreement executed by each such Supporting Stockholder and discussed in Section 11 — “The Transaction Agreements,” among other things, to promptly (and in any event not later than five business days after the commencement of the Offer), tender and not withdraw all of the Shares owned by such Supporting Stockholder as of the date of the Support Agreement or otherwise acquired prior to the termination of the Support Agreement. The Supporting Stockholders collectively beneficially owned approximately 28% of the Shares outstanding as of June 23, 2020. The Support Agreement terminates upon certain events, including the valid termination of the Merger Agreement in accordance with its terms.
Consummation of the Offer is not subject to any financing condition. The total amount of funds required by Offeror and Parent to consummate the Offer and to provide funding for the Merger is approximately $43.8 million, plus certain related fees and expenses. Offeror and Parent expect to fund such cash requirements from (1) an equity investment from the Parent’s equity owners, some of which have executed an equity commitment letter with Parent, dated June 10, 2020 in connection with the execution of the Merger Agreement (the “Commitment Letter”) and (2) Finjan’s available cash following the Merger. Funding of the equity financing contemplated by the Commitment Letter is subject to the satisfaction of various customary conditions. The name, business address, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of each of Parent, Offeror and Fortress are set forth in Schedule I to this Offer to Purchase.
Except as described elsewhere in this Offer to Purchase, during the past five years, none of Parent, Offeror, Fortress or, to the knowledge of each of Parent, Offeror and Fortress, any of the entities or persons listed in Schedule I hereto (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Except as described elsewhere in this Offer to Purchase (including Schedule I hereto), (1) none of Parent, Offeror, Fortress or, to the knowledge of each of Parent, Offeror and Fortress, any of the entities or persons listed in Schedule I hereto or any associate or majority-owned subsidiary of any of the persons so listed beneficially owns or has a right to acquire, directly or indirectly, any Shares, and (2) none of Parent, Offeror, Fortress or, to the knowledge of each of Parent, Offeror and Fortress any of the persons or entities referred to in clause (1) above or any of their respective executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of Finjan during the 60-day period preceding the date of this Offer to Purchase. As of the date hereof, Parent, Offeror and Fortress do not beneficially own of record any Shares.
Except as described elsewhere in this Offer to Purchase (including Schedule I hereto), (1) none of Parent, Offeror, Fortress or, to the knowledge of each of Parent, Offeror and Fortress, any of the entities or persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Finjan, including any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, and (2) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Parent, Offeror, Fortress or any of its or their subsidiaries or, to the knowledge of Parent and Offeror, any of the persons listed in Schedule I hereto, on the one hand, and Finjan or any of its executive officers, directors and/or affiliates, on the other hand.
Except as set forth elsewhere in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, Offeror, Fortress, or any of their subsidiaries or, to the knowledge of each of Parent, Offeror and Fortress, any of the entities or persons listed in Schedule I hereto, on the one hand, and Finjan or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Finjan’s securities, an election of Finjan’s directors or a sale or other transfer of a material amount of Finjan’s assets.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, Parent and Offeror filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning (800) SEC-0330. The SEC also maintains a website on the Internet at http://www.sec.gov that contains the Schedule TO and its exhibits and other information that the Offeror has filed electronically with the SEC. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
9.
Source and Amount of Funds.

Offeror estimates that it will need approximately $43.8 million to purchase all outstanding Shares pursuant to the Offer, to provide funding for the consideration to be paid for the Merger plus certain fees and expenses related to the transactions contemplated by the Merger Agreement. Parent has obtained an Commitment Letter from Fortress Credit Opportunities Fund V (A) L.P. and Fortress Intellectual Property Fund I (A) LP (the “Financing Sources”) which provides the aggregate equity financing. Parent will contribute or otherwise advance to Offeror the proceeds of the equity commitments, which, together with Finjan’s available cash following the Merger, will be sufficient to pay the Offer Price for all outstanding Shares tendered in the Offer, the Merger Consideration and all related fees and expenses. The equity financing commitment is subject to certain conditions.
We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because: (1) we were organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger, (2) the consideration offered in the Offer consists solely of cash, (3) the Offer is being made for all outstanding Shares of Finjan, (4) there is no financing condition to the completion of the Offer, and (5) if we consummate the Offer, we will acquire all remaining Shares in the Merger (other than Shares, if any, held by Finjan or its treasury and Shares, if any, owned directly by Parent, Offeror or any of their respective subsidiaries or any person that directly or indirectly owns all of the equity interests in Parent or Offeror, which shall be canceled) for cash at the same price per share as the Offer Price.
Equity Financing
The following summary description of the Commitment Letter and all other provisions of the Commitment Letter discussed herein are qualified by reference to such Commitment Letter, the form of which has been filed as Exhibit (d)(3) to the Schedule TO. The Commitment Letter may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Parent, Offeror and Fortress.” Stockholders and other interested parties should read the Commitment Letter for a more complete description of the provisions summarized below.
Parent has received an Commitment Letter, dated June 10, 2020, from the Financing Sources pursuant to which the Financing Sources have committed, severally, and not jointly, subject to the conditions of the Commitment Letter, equity financing in the aggregate amount Parent and Offeror are required to pay under the Merger Agreement at Closing only for the purpose of enabling Parent to the extent necessary, to fund (1) the aggregate Offer Price for any and all Shares tendered pursuant to the Offer at the Acceptance Time and (2) the aggregate Merger Consideration due in connection with the Merger at the Effective Time. The conditions to each Equity Investor funding its respective obligation under the Commitment Letter include: (1) the written waiver by Parent or satisfaction of all conditions precedent to the Closing set forth in the Merger Agreement (including the Offer Conditions) as of the Expiration Date (other than those conditions that, by their nature, are to be satisfied at the Closing but which are then capable of being satisfied at the Closing) and (2) the substantially concurrent Closing of the Merger on the terms and subject to the conditions of the Merger Agreement.
The Financing Sources’ funding obligations under the Commitment Letter will terminate automatically and immediately upon the earliest to occur of: (1) the consummation of the Closing, (2) the termination of the Merger Agreement in accordance with its terms and (3) the date that Finjan or any of its affiliates, or any of their respective representatives acting on their behalf, asserts any claim against any Financing Sources or any Non-Recourse Party (as defined therein) in connection with the Merger Agreement or the Commitment Letter or the transactions contemplated thereby, other than any claim asserted or action commenced by Finjan (including, for avoidance of doubt, any request or demand by Finjan that Parent assert a claim or commence an action to enforce the Commitment Letter) against (A) any Financing Source seeking specific performance of the provisions of the Commitment Letter in accordance with and to the extent expressly permitted under Section 10.11 of the Merger Agreement or (B) Fortress Investment Group LLC to enforce the express provisions of the Confidentiality Agreement.
Finjan is a third party beneficiary of the Commitment Letter solely for the purpose of exercising its rights under the Merger Agreement (in accordance with, and subject to the limitations therein) to enforce or seek to enforce the Commitment Letter against each Financing Source in order to cause each Financing Source to fund its portion of the equity financing and for no other purpose.
10.
Background of the Offer and the Merger; Past Contacts or Negotiations with Finjan.

Background of the Offer and the Merger
The following chronology summarizes certain meetings and events among representatives of Fortress and representatives of Finjan that led to the execution of the Merger Agreement and the commencement of the Offer. The following chronology does not purport to catalogue every conversation among the respective representatives of Fortress and Finjan. For a review of Finjan’s additional activities relating to these contacts, please refer to the Schedule 14D-9, which will be filed by Finjan with the SEC and is being mailed to you with this Offer to Purchase.

The information set forth below regarding Finjan was provided by Finjan, and none of Parent, Offeror, Fortress or any of their affiliates or representatives takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its affiliates or representatives did not participate.
As part of Fortress’ ordinary course of business, Fortress regularly evaluates investment opportunities, including opportunities for acquisitions of other companies or their assets. During the third quarter of 2018, representatives of Fortress received a confidential outreach from Finjan and its advisors to initiate contact and discuss whether Fortress would be interested in exploring potential strategic transactions with Finjan. As part of that outreach, Atlas Technology Group, LLC (“Atlas”), Finjan’s financial advisor, sent Parent a draft of Finjan’s form confidentiality agreement, and on September 22, 2018, Fortress Investment Group LLC and Finjan entered into the confidentiality agreement described in Section 11 under the heading “The Confidentiality Agreement”.
After the confidentiality agreement was executed, Fortress was granted access to a virtual data room containing certain confidential information concerning Finjan, including Finjan’s quarterly financial projections for revenue and operating income through 2022.
In October, 2018, representatives of Finjan including Finjan’s Chief Executive Officer, Phil Hartstein, engaged in video presentations and calls with representatives of Fortress relating to Finjan’s business and due diligence items. Also in October, 2018, Atlas informed Fortress that the Finjan Board would consider proposals on November 8, 2018.
On November 3, 2018 representatives of Atlas provided Fortress with additional information regarding Finjan and reiterated the bid deadline of November 8, 2018, however, Fortress did not submit a proposal to acquire Finjan prior to the November 8, 2018 bid deadline.
In the second and third quarters of 2019, there were renewed discussions between representatives of Fortress and representatives of Finjan in connection with Fortress’ evaluation of a potential acquisition of Finjan, including the following:
•
On May 15, 2019, Mr. Hartstein met in person with representatives of Fortress regarding possible re-engagement in the process by Fortress.

•
On May 24, 2019, at Finjan’s offices, representatives of Fortress met with members of Finjan’s management, with representatives of Atlas in attendance.

•
Fortress was provided with updated business and due diligence materials and granted access to a virtual data room on May 29, 2019.

•
On June 14, 2019, representatives of Fortress met with representatives of Atlas at Fortress’ offices. By this time, Fortress had expressed interest in exploring a transaction but indicated the need to conduct specialized due diligence on Finjan’s patents and licenses. Representatives of Fortress conducted several due diligence calls with Finjan’s management and Finjan’s advisors during June, 2019.

•
On June 19, 2019, representatives of Fortress indicated by phone to Atlas that Fortress was interested in a transaction with Finjan in the high $2.00s to up to $3.00 per share range.

•
On July 12 and 17, 2019, representatives of Fortress met in person with Mr. Hartstein and Jevan Anderson, Finjan’s Chief Financial Officer, regarding Finjan’s business.

•
During August, 2019, representatives of Fortress had multiple calls with members of Finjan’s management and Atlas regarding due diligence, business and process matters.

•
On August 5, 2019, a four-quarter financial projection for Finjan through June 30, 2020, was provided to Fortress through the virtual data room.

•
On August 14, 2019, representatives of Fortress met in person with Messrs. Hartstein and Anderson to discuss Finjan’s business.

•
On August 27, 2019, Fortress delivered to Atlas a non-binding proposal to acquire all of the stock of Finjan for a price in the range of $3.00 to $3.40 per share in cash, along with a request for the exclusive right to negotiate with Finjan through October 11, 2019.

•
Between August 30, 2019 and September 11, 2019, representatives of Fortress had multiple conversations with representatives of Atlas including as to the sales process, the proposed price, the form and content of the proposal letter and exclusivity and diligence matters.

•
On September 11, 2019, Fortress delivered to Atlas a revised non-binding letter of intent revising its per share proposal to $3.25 in cash and requesting 14 days of exclusivity. On September 17, 2019, Finjan and Fortress executed a non-binding letter of intent providing Fortress with the exclusive right to negotiate with Finjan through October 1, 2019 with the possibility of an extension through October 8, 2019.

From September 26, 2019 through October 9, 2019, representatives of Fortress and its advisors conducted due diligence on Finjan. On September 27, 2019, Fortress and Finjan agreed to extend the exclusivity period through October 11, 2019. On October 5, 2019, representatives of Fortress informed Atlas that, following its due diligence, it was reducing its proposal from $3.25 per share to a range of $2.30 to $2.60 per share. The reduction in price terminated the exclusivity period under the terms of the letter of intent. On December 10, 2019, Atlas delivered a letter to Fortress asking for “best and final” bids by December 12, 2019. On December 13, 2019, representatives of Fortress informed Atlas that it would not submit another proposal to acquire Finjan at that time.
On April 12, and April 21, 2020, Fortress was contacted by members of Finjan’s management and representatives of Atlas, respectively, to discuss whether Fortress had an interest in re-engaging in a third round of discussions regarding a potential acquisition of Finjan.
On April 24 and April 28, 2020, representatives of Fortress and members of Finjan’s management spoke telephonically regarding certain business and due diligence matters.
On April 28, 2020, Finjan provided Fortress with quarterly financial projections for the remainder of 2020. Finjan’s management engaged with Fortress on various due diligence matters through June 9, 2020.
On April 30, 2020, representatives of Fortress spoke with representatives of Atlas and confirmed Fortress’ interest in re-engaging in the process and indicated their ability to move quickly towards a transaction.
From May 1 to May 8, 2020, representatives of Fortress had numerous calls with Atlas about information required for Fortress’ internal process, updates to Finjan’s business case and additional due diligence requirements.
On May 5, 2020, Fortress sent a written non-binding letter of intent to Finjan proposing to acquire Finjan for $1.50 per share, which proposal also required a period of exclusive negotiations until June 19, 2020. Between May 5, 2020 and May 9, 2020, representatives of Fortress, and representatives of Atlas on behalf of Finjan, discussed the proposal including price, timeline and exclusivity terms.
On May 7, 2020, a draft merger agreement prepared by Perkins Coie LLP (“Perkins Coie”), outside counsel to Finjan, was provided to Fortress by Atlas.
On May 8, 2020, after discussions with Atlas, Fortress sent Atlas a revised non-binding letter of intent dated May 8, 2020 (the “May 8 Proposal”) to acquire all of the outstanding shares of Finjan for $1.55 per share in cash. The May 8 Proposal contained an exclusive right for Fortress to negotiate with Finjan until June 8, 2020. The May 8 Proposal was ultimately signed by both parties on May 11, 2020.
On May 9, 2020, Fortress and Sidley Austin LLP, outside counsel to Parent and Offeror (“Sidley”), were granted access to Finjan’s virtual data room. During the week of May 11, 2020, Fortress and its representatives conducted due diligence including conversation with Finjan’s litigation counsel, and requested additional materials be posted to the virtual data room. Over the course of May 15, 2020 through June 6, 2020, Finjan uploaded additional confidential, non-public documents to the virtual data room, including documents that were responsive to Fortress’ additional diligence questions.

On May 13, 2020, representatives of Sidley and representatives of Perkins Coie had an initial discussion regarding certain aspects of the merger agreement.
On May 21, 2020, Sidley provided Perkins Coie with initial comments to the merger agreement and requested certain stockholders and all directors and officers enter into support agreements to tender their shares. The draft merger agreement provided, among other things, for a break-up fee in an amount equal to 4.5% of Finjan’s total equity value and full expense reimbursement upon a termination of the merger agreement in certain circumstances.
Sidley delivered Perkins Coie a draft form of support agreement on May 23, 2020.
On May 27, 2020, Fortress received from Finjan updated quarterly financial projections through December 31, 2020.
On May 27, 2020, a revised merger agreement was sent by Perkins Coie to Sidley, which included, among other things, a counter-proposal reducing the break-up fee to 4% of Finjan’s total equity value and eliminating the expense reimbursement.
Between May 28, 2020 and June 9, 2020, Sidley and Perkins Coie continued to negotiate the merger agreement, the form of support agreement and the equity commitment letter. Sidley and Perkins Coie negotiated terms of the merger agreement including with respect to the amount of the break-up fee and expense reimbursement, and the fiduciary out process, interim operating covenants. Sidley and Perkins Coie also negotiated terms of the support agreements including the termination provisions. Those discussions and negotiations included the following:
•
On June 2, 2020, a revised merger agreement was sent by Sidley to Perkins Coie, which included, among other things, a proposal to cap the expense reimbursement at $1.5 million and indicating that if Finjan were willing to agree to the expense reimbursement proposal, Fortress would agree to a break-up fee of 4% of Finjan’s total equity value. An initial draft of the equity commitment letter was also sent to Perkins Coie at that time.

•
On June 5, 2020, a revised merger agreement was sent by Perkins Coie to Sidley, which included, among other things, a counter-proposal capping the expense reimbursement to $600,000 and limiting the circumstances under which such expense reimbursement would be payable.

•
On June 7, 2020, a telephone conference including representatives of Perkins Coie, Sidley, Finjan, Fortress and Atlas, took place to negotiate the outstanding points on the merger agreement. During that meeting Finjan and Fortress agreed, among other things, to the expense reimbursement and termination fee included in the final Merger Agreement.

On June 7, 2020, representatives of Fortress, Finjan and their respective advisors discussed extending the exclusivity period from June 8, 2020 through June 10, 2020 to allow sufficient time to finalize the definitive agreements and negotiate certain outstanding matters and on June 8, 2020, Fortress and Finjan executed an extension letter.
On June 10, 2020, the Merger Agreement was executed by Finjan, Parent and Offeror and the equity commitment letter was executed by the parties thereto. Also on the same day, the supporting stockholders entered into support agreements with Parent and Offeror agreeing that they will tender their shares to Parent in the Offer, subject to the limitations therein, including if the Merger Agreement is terminated in accordance with its terms.
On June 10, 2020, prior to the opening of trading on Nasdaq, Finjan issued a press release and filed a Current Report on Form 8-K with the SEC announcing the entry into the Merger Agreement and related transactions.
On June 10, 2020, Offeror filed that press release and filed a Schedule TO-C with the SEC announcing the entry into the Merger Agreement and related transactions.
On June 24, 2020, Offeror commenced the Offer and filed a Schedule TO-T with the SEC including the Offer and related materials.

11.
The Transaction Agreements.

The Merger Agreement
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference and filed as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Parent, Offeror and Fortress.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual disclosures about Parent, Offeror, Finjan or their respective affiliates. The Merger Agreement contains representations, warranties and covenants that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations, warranties and covenants are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure letter delivered by Finjan to Parent in connection with the Merger Agreement. The representations, warranties and covenants in the Merger Agreement were made for the purpose of allocating contractual risk between the parties thereto and governing contractual rights and relationships between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders of Parent or Finjan. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this Section 11, it is important to bear in mind that such representations, warranties and covenants, and any descriptions thereof, were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Parent, Offeror, Finjan or their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed since the date of the Merger Agreement and may change after the date hereof, and such subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, such representations, warranties and covenants, and descriptions thereof, should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent and Finjan publicly file.
The Offer.   The Merger Agreement provides that, if the Merger Agreement has not been terminated in accordance with its terms, as promptly as practicable after the date of the Merger Agreement (and in any event no later than June 24, 2020), Parent will cause Offeror to, and Offeror will, commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer. The obligations of Offeror to, and of Parent to cause Offeror to, accept for payment, and pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer, are subject to the terms and conditions of the Merger Agreement, including the prior satisfaction of the Minimum Condition and the prior satisfaction or waiver of the other Offer Conditions described in Section 15 — “Certain Conditions of the Offer”. Offeror expressly reserves the right to (1) waive any of the Offer Conditions, (2) increase the Offer Price and (3) make any other changes in the terms and conditions of the Offer. However, unless otherwise provided by the Merger Agreement, we may not, without the prior written consent of Finjan (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares sought to be purchased in the Offer, (iv) amend, modify or waive certain conditions of the Offer, (v) impose conditions to the Offer that are in addition to the conditions of the Offer set forth in the Merger Agreement or amend, modify or supplement any condition to the Offer in any manner adverse to the holders of Shares, (vi) except as provided in the Merger Agreement, accelerate, extend or otherwise modify or amend the Expiration Date or (vii) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act.
The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date), unless the Merger Agreement is terminated in accordance with its terms.
The Merger Agreement provides that unless otherwise agreed to in writing by Parent and Finjan, the Offer is initially scheduled to expire on the Initial Expiration Date. Subject to Parent, Offeror and Finjan’s

respective termination rights under the terms of the Merger Agreement if, as of any Expiration Date, any condition of the Offer is not satisfied and has not been waived, the Offeror is required to, if requested by Finjan (and may without the consent of Finjan or of any other person) extend the Offer for successive periods of up to ten business days each (or such other period as Finjan and the Offeror may agree), until such time as all conditions of the Offer are satisfied or waived. Offeror will also extend the Offer from time to time for any period required by any law or rules, regulations, interpretations or positions of the SEC or its staff or Nasdaq applicable to the Offer. However, in each of the foregoing extensions, in no event will Offeror (1) be required to extend the Offer beyond the earliest to occur of (A) the valid termination of the Merger Agreement and (B) September 8, 2020 (the “End Date”) or (2) be permitted to extend the Offer beyond such date without the prior written consent of Finjan.
In the event that the Merger Agreement is terminated in accordance with its terms, Offeror is required to (and Parent is required to cause Offeror to) promptly, irrevocably and unconditionally terminate the Offer and to not acquire any Shares pursuant thereto. If the Offer is terminated or withdrawn by Offeror in accordance with the terms of the Merger Agreement, Offeror is required to (and Parent is required to cause Offeror to) promptly return, and shall cause any depository acting on behalf of Offeror to return, in accordance with applicable law, all tendered Shares to the registered holders thereof and Offeror shall not (and Parent shall cause Offeror not to) accept any Shares pursuant to the Offer.
Subject only to the prior satisfaction or waiver of the Offer Conditions, Offeror is required to (and Parent is required to cause Offeror to) promptly after the Expiration Date accept for payment all Shares that are validly tendered and not validly withdrawn pursuant to the Offer and promptly after the Acceptance Time pay for such shares; provided, however, (i) with respect to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, Offeror is under no obligation to make any payment for such shares unless and until such shares are delivered in settlement or satisfaction of such guarantee and (ii) that without the prior written consent of Finjan (in its sole discretion), Offeror shall not accept for payment or pay for any Shares if, as a result, Offeror would acquire less than the number of Shares necessary to satisfy the Minimum Condition. Parent is required to provide or cause to be provided to Offeror on a timely basis all of the funds necessary to pay for any and all Shares that Offeror becomes obligated to accept in the Offer and to purchase pursuant to the Offer and the Merger Agreement, and shall cause Offeror to perform all of Offeror’s obligations under the Merger Agreement. The Offer Price payable in respect of each Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid to the holder thereof in cash, without interest, and less any withholding of taxes required by applicable law.
Notwithstanding anything in the Merger Agreement to the contrary, if between the date of the Merger Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), merger, combination, issue, tender, exchange offer or other exchange of shares, or any other similar event shall have occurred, then the Offer Price and the Merger Consideration will be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such event. However, no such adjustment will be construed to permit Finjan, any of its subsidiaries or any other person to take any action that is prohibited by the terms of the Merger Agreement.
The Merger.   The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the DGCL, at the Effective Time, Offeror will merge with and into Finjan. At the Effective Time, the separate corporate existence of Offeror shall cease and Finjan shall continue its corporate existence as the Surviving Corporation and a wholly owned subsidiary of Parent. The Merger will be effected pursuant to Section 251(h) of the DGCL and will have the effects set forth in the Merger Agreement and the applicable provisions of the DGCL.
The closing (the “Closing”) of the Merger is required to take place through an electronic exchange of documents at 8:00 a.m., Eastern Time, as soon as practicable following the Acceptance Time (and in any event within two business days thereafter), subject to satisfaction or (to the extent permitted by law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions at the Closing), or at such other place, time and date as may be agreed in writing between Finjan and Parent. Any such electronic exchange of documents referenced in the prior sentence shall be deemed to have occurred at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York. The date on which the Closing occurs is referred to as the “Closing Date.”
Concurrently with the Closing, the parties to the Merger Agreement are required to file with the Delaware Secretary the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and filed in accordance with the applicable provisions of the DGCL. The Merger will become effective at the time that the Certificate of Merger has been duly filed with the Delaware Secretary, or at such later time as Finjan and Parent may agree in writing and specify in the Certificate of Merger (such date and time, the “Effective Time”).
The certificate of incorporation of Finjan will, at the Effective Time, by virtue of the Merger and without any further action by any party, be amended and restated to read in its entirety as set forth on Exhibit A to the Merger Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, subject to the terms of the Merger Agreement. The bylaws of Offeror, as in effect immediately prior to the Effective Time, will at the Effective Time, by virtue of the Merger and without any further action by any party, be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, subject to the terms of the Merger Agreement, except that references to the name of Offeror shall be replaced by references to the name of the Surviving Corporation. The directors of Offeror immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation, as the case may be. The officers of Finjan immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation, as the case may be.
Effect of the Merger on Capital Stock of Finjan and Offeror. At the Effective Time:
i.
any Shares then held by Finjan (or held in Finjan’s treasury) or its subsidiaries will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange for such Shares;

ii.
any Shares then held by Parent, Offeror or any other direct or indirect subsidiary of Parent or Offeror or any person that directly or indirectly owns all of the equity interests in Parent or Offeror will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange for such Shares;

iii.
except as provided in clauses “(i)” and “(ii)” above and subject to any adjustment in accordance with the terms of the Merger Agreement to reflect any reclassification of Shares or other similar transaction between the date of the Merger Agreement and the Effective Time, each Share shall be converted into the right to receive the Offer Price, without interest (the “Merger Consideration”) and less any withholding of taxes required by applicable law. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration; and

iv.
each share of common stock of Offeror issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation and all such shares together shall the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of common stock of Offeror shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Treatment of Finjan Equity Awards.   At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Offeror or Finjan,
•
each then outstanding Finjan Option (whether or not vested or exercisable) that has an exercise price per Share that is less than the Merger Consideration (as defined below) shall fully vest and shall be canceled and converted automatically into the right of the holder thereof to receive from the Surviving Corporation an amount in cash, without interest, payable as soon as practicable, but in any event within 30 days, following the Effective Time equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Finjan Option multiplied by (ii) the number of Shares subject to such Finjan Option, less any withholding of taxes required by applicable law. As of the Effective Time, each then outstanding Finjan Option with a per share exercise price equal to or greater than the Merger Consideration shall cease to be outstanding, be canceled and cease to exist and the holder of any such Finjan Option shall not be entitled to payment of any consideration therefor;

•
each then outstanding Finjan RSU (whether or not vested) shall fully vest (to the extent not previously vested) and shall be canceled and converted automatically into the right of the holder thereof to receive a cash payment, without interest, from the Surviving Corporation payable as soon as practicable, but in any event within 30 days, following the Effective Time equal to the product of (A) the Merger Consideration and (B) the number of Shares subject to such Finjan RSU, less any withholding of taxes as required by applicable law; and

•
Finjan shall cause each Finjan Warrant to cease to be outstanding, be canceled and cease to exist as of, at or prior to the Effective Time. Prior to the Effective Time, to the extent required by the Finjan Warrants, Finjan shall deliver notice of the Merger to the holders of Finjan Warrants in accordance with the terms thereof and shall cause any agreement with respect to such Finjan Warrants to be terminated without any liability or obligation of Finjan, is subsidiaries, Parent or Offeror (unless such Finjan Warrant expires pursuant to its terms prior to the Effective Time).

Representations and Warranties.   In the Merger Agreement, Finjan has made customary representations and warranties to Parent and Offeror, which are subject to specified exceptions and qualifications contained in the Merger Agreement and the confidential disclosure letter that Finjan delivered to Parent and Offeror concurrently with the execution of the Merger Agreement (the “Finjan Disclosure Schedule”) and to certain disclosure in Finjan’s SEC filings filed prior to the date of the Merger Agreement (including the exhibits and other information incorporated by reference therein) (the “Company SEC Documents”), including representations relating to, among other things:
•
corporate matters such as organization, standing, corporate power and authority and qualification;

•
capitalization of Finjan and its subsidiaries, including the number of Shares issued and outstanding;

•
authority and enforceability relative to the Merger Agreement, including approval by the Finjan Board;

•
absence of certain violations, breaches or defaults under certain contracts, organizational documents and laws and the absence of notices required to be given to, or consents required to be obtained from, any person, in each case, arising out of the execution, delivery or performance by Finjan of the Merger Agreement and the consummation by Finjan of the transactions contemplated by the Merger Agreement and other representations related to foreign investment matters;

•
required governmental filings, consents and approvals in connection with the execution, delivery or performance of Finjan of the Merger Agreement and the consummation by Finjan of the transactions contemplated by the Merger Agreement;

•
SEC filings and Finjan’s financial statements and internal controls and procedures and absence of certain undisclosed liabilities;

•
accuracy of information supplied;

•
absence of certain changes;

•
tax matters;

•
employee benefits matters;

•
litigation matters;

•
compliance with applicable laws;

•
material permits;

•
certain material contracts of Finjan and its subsidiaries;

•
real property;

•
intellectual property matters;

•
labor matters;

•
environmental matters;

•
anti-takeover provisions;

•
insurance matters;

•
compliance with anti-bribery, anti-money laundering and anti-corruption laws;

•
international trade compliance;

•
open source software matters;

•
interested party transactions;

•
broker’s, finder’s, financial advisor’s and similar fees and commissions; and

•
receipt by Finjan of a fairness opinion from its financial advisor.

The representations and warranties in the Merger Agreement made by Finjan are, in certain cases, modified by “knowledge”, “materiality” and “Material Adverse Effect” qualifiers. For purposes of the Merger Agreement, the term “Material Adverse Effect” means any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on (i) the business, assets, liabilities, results of operations or condition (financial or otherwise) of Finjan and its subsidiaries, taken as a whole or (ii) the ability of Finjan to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement on a timely basis. For the purposes of clause (i), any fact, circumstance, occurrence, effect, change, event or development to the extent arising from or related to the following shall not be taken into account in determining whether a Material Adverse Effect has occurred:
A.
conditions affecting the United States economy, or any other national or regional economy or the global economy generally;

B.
political conditions in the United States or any other country or region in the world, acts of war, sabotage, terrorism or epidemics, pandemics, natural disasters, force majeure events, or national or international emergency (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region of the world;

C.
changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index);

D.
changes required by United States generally accepted accounting principles (“GAAP”) or other accounting standards (or interpretation or enforcement thereof);

E.
changes in any laws issued by any governmental entity (or interpretation or enforcement thereof);

F.
changes generally affecting the industries in which Finjan and its subsidiaries operate;

G.
any failure by Finjan to meet any internal or published projections, forecasts or revenue or earnings predictions or any decline in the market price or trading volume of Shares, as well as any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Finjan or any of its subsidiaries (provided that the underlying causes of any such failure or decline may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception therein);
H.
the public announcement (including as to the identity of the parties) or pendency of the Offer and the Merger or any of the other transactions contemplated by the Merger Agreement, including by reason of the identity of Parent or any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of Finjan, including the impact of the foregoing on any relationships with customers, suppliers, vendors, employees or regulators; or

I.
certain transaction-related litigation or any suit, action or other proceeding relating to Dissenting Shares;

J.
any action expressly required to be taken in accordance with the Merger Agreement, or taken the written direction of Parent; or

K.
the availability or cost of equity, debt or other financing to Parent, Offeror or the Surviving Corporation,

provided, however, that, any fact, circumstance, occurrence, effect, change, event or development referred to in each of the foregoing clauses A, B, C, D, E or F may be taken into account in determining whether a Material Adverse Effect has occurred to the extent disproportionately affecting Finjan and its subsidiaries, taken as a whole, relative to other companies in the industries in which Finjan and its subsidiaries operate.
In the Merger Agreement, Parent and Offeror have also made customary representations and warranties to Finjan that are subject to specified exemptions and qualifications contained in the Merger Agreement and the confidential disclosure letter that Parent and Offeror delivered to Finjan concurrently with the execution of the Merger Agreement. Parent’s and Offeror’s representations and warranties are, in certain cases, modified by “knowledge,” “materiality” and “Parent Material Adverse Effect” qualifiers. For the purposes of the Merger Agreement, “Parent Material Adverse Effect” means any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Offeror to consummate the Offer and the Merger on or before the End Date.
Parent’s and Offeror’s representations and warranties, include representations relating to, among other things:
•
corporate matters such as organization, standing, corporate power and authority and qualification;

•
authority relative to the Merger Agreement;

•
absence of certain violations, breaches or defaults under certain contracts, organizational documents and laws and the absence of notices required to be given to, or consents required to be obtained from, any person, in each case, arising out of the execution, delivery and performance by Parent and Offeror of the Merger Agreement and the consummation by Parent and Offeror of the transactions contemplated by the Merger Agreement;

•
availability of a financing commitment;

•
accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9;

•
absence of litigation;

•
absence of certain agreements;

•
broker’s, finder’s, financial advisor’s or other similar fees or commissions;

•
capitalization of the Offeror;

•
non-ownership of Shares;

•
solvency of Parent and Offeror; and

•
absence of management agreements.

None of the representations and warranties contained in the Merger Agreement will survive beyond the Effective Time.
Conduct of Business.   The Merger Agreement contains certain covenants restricting the conduct of business by Finjan and its subsidiaries from the date of the Merger Agreement until Closing or the earlier termination of the Merger Agreement in accordance with its terms (the “Interim Period”). In general, Finjan has agreed that, except (i) as set forth in the Finjan Disclosure Letter; (ii) as expressly required by the Merger Agreement; (iii) as required by applicable law; or (iv) with the prior written consent of Parent (which consent in certain circumstances specified in the Merger Agreement shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, (A) Finjan shall, and shall cause each of its subsidiaries to, (x) except as otherwise required by a change in law, conduct its business and of each of its subsidiary in the ordinary course and in compliance with all applicable laws and (y) use commercially reasonable efforts to preserve intact its current business organization, assets and technology, keeps available the services of its employees and maintain its relations and goodwill with customers, suppliers, landlords, and other persons having business dealings with Finjan and (B) without limiting the foregoing, Finjan shall not, and shall not permit any of its subsidiaries to, do any of the following:
•
(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions solely between or among Finjan and its wholly owned subsidiaries or between or among wholly owned subsidiaries of Finjan; (ii) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by the Merger Agreement; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Finjan or any of its subsidiaries or any securities of Finjan or any of its subsidiaries convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Finjan or any of its subsidiaries, or any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Shares or other equity securities of Finjan in connection with (A) the payment of the exercise price of Finjan Options outstanding on the date of the Merger Agreement with Shares (including in connection with “net exercises”), (B) required tax withholding in connection with certain matters specified in the Merger Agreement, (C) forfeitures of Finjan stock awards, or (D) transactions solely between or among Finjan and its wholly owned subsidiaries or between and among wholly owned Finjan subsidiaries;

•
authorize for issuance, issue, deliver, sell, transfer, grant, pledge or otherwise subject to any lien (other than liens imposed by applicable securities laws): (i) any shares of capital stock or other equity interests or voting securities of Finjan or any of its subsidiaries other than (A) the issuance of Shares (x) upon the due exercise, vesting or settlement of Finjan’s stock awards issued pursuant to Finjan’s stock plans, in each case outstanding on the date of the Merger Agreement and in accordance with their terms in effect at such time, or (y) upon the due exercise, vesting or settlement of Finjan Warrants, in each case outstanding at the close of business on the date of the Merger Agreement and in accordance with their terms in effect at such time, or (B) transactions solely between or among Finjan and its wholly owned subsidiaries or between or among its wholly owned subsidiaries; (ii) any securities convertible into or exchangeable or exercisable for, or rights of any kind to acquire or sell, capital stock or voting securities of, or other equity interests in, the Finjan or any of its subsidiaries; (iii) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any capital stock or voting securities of, or other equity interests in, Finjan or any of its subsidiaries; (iv) any new Company Stock Awards or other rights issued by Finjan or any of its subsidiaries that are linked in any way to the price of any class of Finjan’s capital stock or any shares of capital stock of any of its subsidiaries, the value of Finjan, any of its subsidiaries or any part of Finjan or any of its subsidiaries or any dividends or other distributions declared or paid on any shares of capital stock of Finjan or any of its subsidiaries; or (v) any Finjan’s voting debt;

•
(i) amend Finjan’s charter or bylaws; (ii) amend the charter or organizational documents of any of Finjan’s subsidiaries, or (iii) amend any term of any securities in Finjan or any of its subsidiaries (including the Finjan Warrants or any of Finjan’s stock awards);

•
create any subsidiary of Finjan;

•
(i) make or adopt any material change in its accounting methods, principles or practices, except as may be required by a change in GAAP or law or (ii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

•
directly or indirectly acquire, dispose of, sell, assign or abandon or agree to acquire, dispose of, sell, assign or abandon in any transaction any equity interest in, or any business or business division of, any person;

•
acquire or sell, lease (as lessor), grant licenses to, mortgage, sell and leaseback or otherwise subject to any lien (other than certain permitted liens), or otherwise dispose of any material properties or assets (including, for the avoidance of doubt, any patents, whether or not material) or any material interests therein other than with respect to transactions between Finjan, on the one hand, and any wholly owned subsidiary of Finjan, on the other hand, or between wholly owned subsidiaries of Finjan;

•
incur, create, modify, assume, endorse or otherwise become liable for any indebtedness, or guarantees thereof, above a certain threshold, other than indebtedness of Finjan, on the one hand, and any wholly owned subsidiary of Finjan, on the other hand, or between wholly owned subsidiaries of Finjan;

•
except as required by the express terms of any benefit plan of Finjan as in effect on the date hereof set forth in the Finjan Disclosure Letter, (i) establish, adopt, amend or terminate any benefit plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a benefit plan of Finjan if it were in existence as of the date of the Merger Agreement; (ii) increase in any manner the compensation (including severance, change in control and retention compensation) of any current or former employees of Finjan or its subsidiaries, (iii) grant any equity or equity-based awards or any long-term cash incentive awards, or amend or modify the terms of any outstanding awards, under any benefit plan of Finjan or (iv) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan of Finjan;

•
(i) hire any employee or engage any individual contractor or (ii) terminate the employment of any employee or the services of any individual contractor;

•
(i) become a party to, establish, adopt, amend, extend, commence participation in or terminate any collective bargaining agreement or other agreement or arrangement with a labor union, labor organization or other employee-representative body or (ii) recognize or certify any labor union, labor organization or other employee-representative body as the bargaining representative for any employees of Finjan or any of its subsidiaries;

•
(i) settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration related to any matter set forth in the Finjan Disclosure Letter, (ii) except as permitted by the Merger Agreement, settle or compromise any other litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitrations that involve monetary damages in an amount not in excess of $50,000 in the aggregate and do not involve any injunctive or other non-monetary relief or impose restrictions on the business or operations of Finjan and its subsidiaries, taken as whole or (iii) engage or terminate the services of any counsel with respect to the matters set forth in the foregoing clauses (i) and (ii) or enter into, materially amend, cancel, or modify in any material respect, release, assign, terminate or transfer any agreement with any legal counsel with respect to the matters set forth in the foregoing clauses (i) and (ii);

•
assign or otherwise convey title (in whole or in part) to any intellectual property rights owned by Finjan or any of its subsidiaries or grant any exclusive licenses to any intellectual property rights owned by Finjan or any of its subsidiaries;

•
take any action or fail to take any lawful action, if such action or failure to take such action would reasonably be likely to result in the loss, lapse, abandonment, invalidity or unenforceability of any patent within its intellectual property rights;

•
other than as required by applicable law or GAAP or in the ordinary course of business, make, change or revoke any material election with respect to taxes or any election pursuant to Section 7701 of the Code and the treasury regulations thereunder, file any material amended tax return, change any material accounting method for taxes, settle or compromise any material tax liability, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund, or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment;

•
incur any capital expenditures in an amount in excess of $50,000 in the aggregate;

•
materially amend, modify, renew or terminate any of its certain real estate leases, other than non-discretionary amendments, modifications, renewals or terminations pursuant to the express terms of such leases, or enter into any new material lease, sublease, license or other agreement for the use or occupancy of any real property;

•
except as permitted by the Merger Agreement, terminate, cancel or make any material changes to the structure, limits or terms and conditions of any of Finjan’s insurance policies, including allowing the insurance policies to expire without renewing such policies or obtaining comparable replacement insurance, or failing to pay premiums or report known claims in a timely manner, in each case except as would not reasonably be likely to be material to Finjan or its subsidiaries, taken as a whole;

•
enter into a new line of business or abandon or discontinue any existing line of business;

•
enter into, materially amend, accelerate any material term of, cancel, fail to exercise an expiring renewal option, grant a material waiver or release under or modify in any material respect, terminate or assign or transfer to any person other than a subsidiary of Finjan any material contract or any contract that would constitute a material contract required to be disclosed on the Finjan Disclosure Letter if in effect as of the date of the Merger Agreement;

•
except as provided under the Merger Agreement, adopt a plan of agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or file a petition in bankruptcy under any provisions of applicable bankruptcy law on its behalf, or consent to the filing of any bankruptcy petition against it under any similar applicable law, or enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Finjan or any of its subsidiaries, or propose to do any of the foregoing;

•
make or forgive any loan to any other person (other than the advancement of expenses to its employees, officers or directors in connection with the performance of their duties in an amount not in excess of $50,000 in the aggregate);

•
enter into a transaction with any stockholder, director or executive officer of Finjan that would be required to be reported by Finjan pursuant to Item 404 of Regulation S-K; or

•
authorize, commit to, agree to or otherwise enter into any binding commitment to take any of the foregoing actions.

No Solicitation and Change of Recommendation.   Except as expressly permitted by the Merger Agreement, Finjan is required to, and is required to cause each of its subsidiaries and its and the subsidiaries’ officers and directors (and shall instruct and use its reasonable best efforts to cause its and their respective employees, consultants, legal counsel, financial advisors and agents and other representatives (such officers, directors employees, consultants, legal counsel, financial advisors and agents and other representatives, collectively, the “Representatives”)) to:
i.
following execution of the Merger Agreement, immediately cease any existing solicitations, knowing encouragement, knowing facilitation, discussions or negotiations with any persons that may be ongoing with respect to any inquiry, indication of interest, proposal, discussion, offer or request that constitutes or could reasonably be expected to lead to, or result in, an Alternative

Proposal (an “Inquiry”) and immediately terminate any such person’s access to any physical or electronic data rooms;
a.
For the purposes of the Merger Agreement, the term “Alternative Proposal” means any bona fide proposal or offer (whether or not in writing) by any person or “group” within the meaning of Section 13(d) of the Exchange Act with respect to any direct or indirect (A) merger, consolidation, share exchange, other business combination or similar transaction involving Finjan or any subsidiary; (B) sale, contribution or other disposition, directly or indirectly of any business or assets of Finjan or its subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Finjan and its subsidiaries, taken as a whole; (C) issuance, sale or other disposition, directly or indirectly, to any person (or the shareholders of any person) or “group” of persons (within the meaning of Section 13(d) of the Exchange Act) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Finjan; (D) transaction in which any person (or the shareholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any “group” which beneficially owns or has the right to acquire beneficial ownership of, securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Finjan; or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by the Merger Agreement).

ii.
(A) as promptly as reasonably practicable (and in any event within two business days) following the date of the Merger Agreement, request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information previously furnished to any person (other than Parent or its Representatives) that has, made or indicated an intention to make an Inquiry and (B) until the earlier of the Effective Time or the date, if any, on which the Merger Agreement is terminated, use commercially reasonable efforts to enforce the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any Inquiry (except with respect to immaterial breaches thereof); provided that Finjan is permitted to grant waivers of, and not to enforce, any standstill provision to the extent necessary to permit the counterparty thereto to make an Alternative Proposal directly to the Finjan Board in accordance with the terms of the Merger Agreement;

iii.
from and after the date of the Merger Agreement until the earlier of the Effective Time or the date, if any, on which the Merger Agreement is terminated not, directly or indirectly, (A) solicit, initiate or knowingly encourage or facilitate any Inquiry or an Alternative Proposal, (B) furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of Finjan and its subsidiaries to any person in connection with an Inquiry or an Alternative Proposal or (C) enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to an Inquiry or an Alternative Proposal (other than (x) informing any person that has made or, to Finjan’s knowledge, is making any Inquiry with respect to, or is considering making, an Alternative Proposal, of the existence of the provisions of Section 6.03(a) of the Merger Agreement or (y) contacting any person that makes an Inquiry or Alternative Proposal after the date of the Merger Agreement and is party to a confidentiality agreement in effect between such person and Finjan as of the date of the Merger Agreement that by its terms would prohibit compliance by Finjan with any of the provisions of Section 6.01(c) of the Merger Agreement solely to (1) request that such confidentiality agreement be promptly waived to the extent required to permit Finjan to comply with its obligations hereunder and (2) inform such person that unless such confidentiality agreement is waived, Finjan is unable to consider or engage in any discussions with respect to such Inquiry or Alternative Proposal); and

iv.
until the earlier of the Effective Time or the date, if any, on which the Merger Agreement is terminated not, directly or indirectly, and the Finjan Board and each committee of the Finjan Board shall not, (A) approve, agree to, accept, endorse, recommend, declare advisable or submit to a vote of its stockholders any Alternative Proposal, (B) fail to make, or withdraw, qualify, withhold, modify or amend, in a manner adverse to Parent and Offeror, the Company

Recommendation or fail to include the Company Recommendation in the Schedule 14D-9, (C) take any action to exempt any Person from the provisions of Section 203 of the DGCL or any other applicable state takeover statute, (D) make any public statement, filing or release adverse to the Company Recommendation, (E) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Alternative Proposal subject to Regulation 14D under the Exchange Act within 10 days after the commencement of such Alternative Proposal, (F) approve, adopt or recommend any Alternative Proposal, or propose to publicly approve, adopt or recommend, any Alternative Proposal, (any of the foregoing clauses (A) through (F), an “Adverse Recommendation Change”) (G) fail to publicly reaffirm the Company Recommendation within the later of (x) three business days after Parent so requests in writing and (y) seven business days following the commencement by a third party of any tender offer or exchange offer related to the Shares, (H) enter into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other similar contract (except for certain Acceptable Confidentiality Agreements (as defined below)) relating to or providing for any Alternative Proposal or a potential Alternative Proposal or requiring Finjan to abandon, terminate, materially delay or fail to consummate, or that would otherwise materially impede or interfere with, the Merger, the Offer or any of the other transactions contemplated by the Merger Agreement (an “Alternative Acquisition Agreement”) or (I) agree or resolve to take any action set for in the foregoing clauses (A) through (H).
Superior Proposal.   If at any time following the date of the Merger Agreement and prior to the Acceptance Time Finjan or any of its subsidiaries or any of their respective Representatives receives a bona fide unsolicited written Alternative Proposal (which Alternative Proposal was first made after the date of the Merger Agreement and did not result from a breach of the Merger Agreement), Finjan and its Representatives may, prior to (but not after) the Acceptance Time, subject to providing Parent written notice of such Alternative Proposal in accordance with the Merger Agreement, take the actions set forth in clauses (i) and (ii) below if the Finjan Board has determined in good faith (after consultation with its financial advisors and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of Finjan and its subsidiaries to the person who made such Alternative Proposal and such person’s Representatives pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (provided that Finjan has substantially concurrently or previously furnished, made available or provided access to parent to any such non-public information (and in any event within 24 hours thereafter) does so); and (ii) enter into, or otherwise participate in any discussions or negotiations with any person regarding, such Alternative Proposal pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements.
For the purposes of the Merger Agreement, the term “Superior Proposal” means any unsolicited bona fide written Alternative Proposal (with all percentages in the definition of Alternative Proposal increased to 50%) made by a person or “group” within the meaning of Section 13(d) of the Exchange Act, which the Finjan Board determines in its good faith (after consultation with its financial advisors and outside legal counsel) is reasonably likely to be consummated in accordance with its terms taking into account all aspects (including legal, regulatory, timing, certainty of closing and financing aspects) of the Alternative Proposal, and if consummated, would result in a transaction on terms more favorable to the holders of Shares (solely in their capacity as such) than the Merger and the Offer from a financial point of view, taking into account all the terms and conditions of such Alternative Proposal and the Merger Agreement and all financial, legal, regulatory and other aspects of such Alternative Proposal that the Finjan Board considers in good faith to be appropriate (including the conditionality, and the timing and likelihood of consummation of such Alternative Proposal) and, in connection with any determination under Section 6.03(d) of the Merger Agreement, taking into account any negotiated adjustments to the Merger Agreement and any other proposals or offers made by Parent during the Negotiation Period.
Provision of Information Concerning Any Alternative Proposal.   Finjan has agreed to, promptly (but in no event more than 24 hours) following receipt of any Inquiry that constitutes, or could reasonably be expected to lead to, any Alternative Proposal from and after the date of the Merger Agreement, advise Parent of the receipt of such Inquiry, and the terms and conditions of any such Alternative Proposal (including, in each case, the identity of the person making any such Inquiry or Alternative Proposal), and as promptly as practicable provide to Parent: (i) a copy of such Inquiry, Alternative Proposal and all related material documents, if in writing; or (ii) a written summary of the material terms of such Alternative Proposal, if oral. With respect to any Alternative Proposal described in the immediately preceding sentence, Finjan shall keep Parent reasonably informed on a current basis (but in any event within 48 hours of any such event) of (x) changes or modifications to the terms of any such Alternative Proposal and (y) any communications from such person to Finjan or from Finjan to such person with respect to any changes or modifications to the terms of any such Alternative Proposal.
Change of Recommendation or Termination in light of Superior Proposal.   At any time prior to the Acceptance Time, (i) if and only if (A) Finjan receives a bona fide unsolicited written Alternative Proposal (which Alternative Proposal did not result from a breach of the Merger Agreement) that the Finjan Board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal and (B) the Finjan Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, then the Finjan Board may make an Adverse Recommendation Change and terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal; and (ii) if and only if in response to an Intervening Event, the Finjan Board has determined in good faith, after consultation with its outside legal counsel and its financial advisors, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, then the Finjan Board may make an Adverse Recommendation Change contemplated by clauses (B), (D), (G) or (I) of the definition of Adverse Recommendation Change in the Merger Agreement; provided, that the Finjan Board may not make any Adverse Recommendation Change or terminate the Merger Agreement unless:
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Finjan shall have first provided prior written notice to Parent (which notice shall not constitute an Adverse Recommendation Change or termination of the Merger Agreement) (the “Notice”), at least four business days in advance, of Finjan’s or Finjan Board’s intention to take any action permitted as described above, which Notice shall, if applicable, specify the reasons for the proposed Adverse Recommendation Change and (x) in the case of a proposed Adverse Recommendation Change in response to a Superior Proposal, the material terms and conditions of any Superior Proposal (including the identity of the person making such Superior Proposal) and, if applicable, include a copy of the most current draft of any Alternative Acquisition Agreement and any other material documents with respect to the Superior Proposal that include any terms and conditions of the Superior Proposal that are not set forth in such draft and (y) in the case of a proposed Adverse Recommendation Change in response to an Intervening Event, the basis therefor including a reasonably detailed description of the Intervening Event; and

•
prior to making an Adverse Recommendation Change or terminating the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, (a) Finjan shall, and shall use reasonable best efforts to cause its Representatives to, during the period beginning the date the Notice is given and ending at 5:00 p.m. (Eastern Time) on the fourth Business day after the date such Notice is given (the “Negotiation Period”), negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and consider any other proposals or offers (if any) made by Parent and (b) after considering such negotiated adjustments and any proposals or offers made by Parent during such Negotiation Period, the Finjan Board shall have determined after consultation with its financial advisors and outside legal counsel that (x) in the case of an Adverse Recommendation Change or termination of the Merger Agreement in connection with a Superior Proposal, such Alternative Proposal continues to constitute a Superior Proposal and (y) in the case of an Adverse Recommendation Change or termination of the Merger Agreement in connection with a Superior Proposal, or an Adverse Recommendation Change in connection with an Intervening Event, that the failure to take such action would not be inconsistent with the directors’ exercise of their fiduciary duties under applicable law. In the event of any revisions to an Alternative Proposal constituting a Superior Proposal, Finjan is required to deliver a new written notice to Parent and to comply with the requirements of the Merger Agreement with respect to such new written notice, except that references to the four business day period above shall be deemed to be references to a two business day period. In the event of any material change to the facts or circumstances relating to the Intervening Event, Finjan is required to deliver prompt written notice of such material change (which notice shall include a reasonably detailed description of such material change) and to comply with the requirements of the foregoing with respect to such new written notice, including that Finjan will provide Parent with an additional two business day period prior to making an Adverse Recommendation Change, and such period shall begin upon the date of Parent’s receipt of the notice of such material change.
If Parent, within four business days (or two business days, in the event of a new written notice following material revisions to a Superior Proposal) following its receipt of a Superior Proposal notice makes an offer that, as determined in good faith by the Finjan Board (after consultation with its outside legal counsel and financial advisors), results in the applicable Alternative Proposal no longer being a Superior Proposal, then Finjan shall have no right to terminate the Merger Agreement as a result of such Alternative Proposal.
Tender Offer Rules.   Nothing contained in the Merger Agreement shall prevent Finjan or the Finjan Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to any tender offer commenced by another person constituting an Alternative Proposal or from making any disclosure to Finjan’s stockholders required (after consultation with outside legal counsel) under U.S. federal or state law; provided, that neither Finjan nor the Finjan Board shall be permitted to make an Adverse Recommendation Change except as expressly set forth under the heading “Change of Recommendation or Termination in light of Superior Proposal.” Issuance of a “stop, look and listen” communication that complies with the requirements of Rule 14d-9(f) under the Exchange Act by or on behalf of Finjan in response to a tender offer commenced by another person constituting an Alternative Proposal shall not be considered an Adverse Recommendation Change and shall not require the giving of notice or compliance with the procedures set forth above.
For purposes of the Merger Agreement, the term “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms that are not in any material respect less restrictive of, and not in any material respect more favorable to, a third party or “group” that is a party to such agreement and its affiliates and Representatives than the terms set forth in the Confidentiality Agreement (defined below under the heading “Confidentiality Agreement”) are to Parent and its affiliates and Representatives, including with respect to standstill provisions; provided, however, that such confidentiality agreement shall not provide such person with any exclusive right to negotiate with Finjan or otherwise prohibit compliance by Finjan or its subsidiaries with any of the provisions of the Merger Agreement.
Certain Filings.   Finjan and Parent are required to cooperate with one another in connection with the preparation of the Schedule 14D-9 and any other documents required to be filed by Finjan, Parent or Offeror with the SEC in connection with the Merger, the Offer and the other transactions contemplated by the Merger Agreement, including furnishing information reasonably required in connection therewith.
Access to Information, Confidentiality and Cooperation.   Subject to applicable law, Finjan shall, and shall cause each of its subsidiaries to, afford to Parent and to the Representatives of Parent reasonable access during normal business hours, upon reasonable advance notice, during the Interim Period, to all their respective employees, properties, books and records contracts, information technology systems and, during such period, Finjan shall, and shall cause each of its subsidiaries to, furnish promptly to Parent all other information available to it concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of Finjan or any of its subsidiaries); provided, however, that Finjan shall not be required to permit such access or make such disclosure, to the extent it reasonably determines, after consultation with outside legal counsel, that such disclosure or access would: (i) violate the terms of any confidentiality agreement or other contract with a third party (provided, that Finjan shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege or protection for work product prepared for or in anticipation of litigation (“Work Product Protection”) (provided that Finjan shall reasonably cooperate with Parent and use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or Work Product Protection); or (iii) violate any law (provided that Finjan shall reasonably cooperate with Parent and use its commercially reasonable efforts to provide such access or make such disclosure in a manner that does not violate law); provided, further, in the case of each of the foregoing clauses

(i) through (iii) that Finjan has given notice to Parent of the fact that it is not providing such access or disclosure, including a description of the general nature of the information being withheld. All information exchanged pursuant to the foregoing shall be subject to the Confidentiality Agreement. Without limiting the generality of the foregoing, during the Interim Period, Finjan agrees to, and to cause its subsidiaries to, subject to applicable law and clause (i) above (a) reasonably assist and reasonably cooperate with Parent and its subsidiaries to facilitate planning for the post-closing integration of the Finjan and its subsidiaries with Parent and its subsidiaries (including, at the request of Parent from time to time, reasonably assisting and cooperating with Parent and its subsidiaries in the planning and development of a post-closing integration plan), (b) provide reasonable access to key personnel identified by Parent to facilitate Parent’s efforts with respect to the post-closing retention of such key personnel and (c) provide Parent with reasonable periodic updates on activities relating to the post-closing integration of Finjan’s existing businesses; provided, however, that such requests for access and cooperation from Parent shall not unreasonably interfere with the operation of Finjan’s business or impede or delay the consummation of the transactions contemplated by the Merger Agreement.
Efforts to Consummate.   Each of Parent and Finjan shall (and shall cause its subsidiaries to) cooperate and use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under the Merger Agreement and applicable laws to consummate and make effective as reasonably promptly as practicable after the date hereof and in any event no later than the End Date the transactions contemplated by the Merger Agreement, including (i) preparing as reasonably promptly as practicable all necessary applications, notices, petitions, filings, ruling requests and other documents and to obtain as reasonably promptly as practicable all consents necessary or advisable to be obtained from any governmental entity in order to consummate the transactions contemplated by the Merger Agreement and (ii) as reasonably promptly as practicable taking all other steps as may be necessary to obtain all such governmental approvals.
Third Party Consents.   Finjan is required to use its commercially reasonable efforts to promptly give all notices to, and obtain, or cause to be obtained, all consents, approvals and authorizations that necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement as soon as practicable and that are reasonably requested by Parent, but excluding consents of governmental entities. Obtaining any such consents, approvals or authorizations from third parties pursuant to the foregoing is not an Offer Condition or a condition to the Closing.
Indemnification, Exculpation and Insurance.   For a period of 6 years from the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) existing as of the date of the Merger Agreement in favor of the current or any former directors or officers of Finjan and its subsidiaries as provided in their respective governing or organizational documents and any indemnification or other similar agreements between such persons and set forth in the Finjan Disclosure Letter, in each case in the forms made available by Finjan to Parent or Parent’s Representatives to the date of the Merger Agreement, shall continue in full force and effect in accordance with their terms, and each of Finjan and its subsidiaries shall perform its obligations thereunder to the fullest extent available under Delaware law. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall, to the fullest extent available under Delaware law, indemnify and hold harmless each individual who was prior to the date of the Merger Agreement, is as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of Finjan or any of its subsidiaries or who is as of the date of the Merger Agreement, or who thereafter commences prior to the Effective Time, serving at the request of Finjan or any of its subsidiaries as a director or officer of another person (the “Finjan Indemnified Parties”), in such capacity, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (“Losses”), incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including the Merger Agreement and the transactions and actions contemplated by the Merger Agreement), arising out of or pertaining to the fact that the Finjan Indemnified Party is or was a director or officer of Finjan or any of its subsidiaries at or prior to the Effective Time or is or was serving at the request of Finjan or any of its subsidiaries as a director or officer of another person at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit or proceeding, (x) to the fullest extent available under Delaware law, each Finjan Indemnified Party will be entitled to advancement of reasonable and documented out-of-pocket expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to the foregoing within 15 days after receipt by Parent of a written request for such advance; provided, that any person to whom expenses are advanced provides an undertaking in favor of the Surviving Corporation, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification pursuant the foregoing and (y) the Surviving Corporation shall reasonably cooperate in the defense of any such matter.
For a period of six years from and after the Effective Time, Parent and the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Finjan or any of its subsidiaries, as the case may be, or provide substitute policies for Finjan and its subsidiaries and their current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance currently maintained by Finjan or its subsidiaries, in either case, with reference to the policies made available by Finjan to Parent or Parent’s Representatives prior to the date of the Merger Agreement, in an amount not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance currently maintained by Finjan or its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance), except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one policy year more than 250% of the greater of (i) the aggregate annual premium of the policy currently in effect on the date of the Merger Agreement or (ii) the aggregate annual premium of the policy in effect prior to Closing (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by the Merger Agreement it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date Finjan may, at its option, purchase a “tail” directors’ and officers’ liability insurance policy for Finjan and its subsidiaries and their current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by Finjan or its subsidiaries, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance currently maintained by Finjan or its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such policy exceed the Maximum Amount. Parent and the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.
In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in the Merger Agreement.
Notwithstanding anything in the Merger Agreement to the contrary, in the event that any claim for indemnification described in the Merger Agreement is asserted or made on or prior to the sixth anniversary of the Effective Time, all rights to indemnification set forth in the Merger Agreement in respect of such claim shall continue until the final disposition of such claim.
The provisions of the Merger Agreement summarized under the heading “Indemnification” (i) shall survive consummation of the Merger and the other transactions contemplated thereby, (ii) are intended to be for the benefit of, and will be enforceable by, each Finjan Indemnified Party, his or her heirs, successors and assigns, each of which are express third-party beneficiaries hereof and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such person may have by contract or otherwise.
Section 16 of the Exchange Act; Takeover Laws.   Prior to the Effective Time, Finjan is required to take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of Finjan (including any derivative securities) pursuant to the transactions contemplated by the Merger Agreement by any officer or director of Finjan who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act. If any Takeover Law may become, or may purport to be, applicable to the to the transactions contemplated by the Merger Agreement, each of Parent and Finjan and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any such transaction.
Stock Exchange Delisting.   Prior to the Effective Time, Finjan shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under law and rules and policies of Nasdaq to cause the delisting of the Shares from Nasdaq as promptly as practicable after the Effective Time (provided that no such action shall be required to be effective prior to the Effective Time) and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.
Section 14d-10 of the Exchange Act.   Prior to the Acceptance Time, Finjan (acting through the Finjan Board and the compensation committee of the Finjan Board) is required to take all such steps as may be required to cause each agreement, arrangement or understanding that has been or will be entered into by Finjan or any of its subsidiaries with any of its officers, directors or employees pursuant to which compensation, severance or other benefits is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.
Employee Matters.   During the period beginning on the Closing Date and ending on the date that is 12 months after the Closing Date, Parent is required to, or is required to cause one of its subsidiaries or Affiliates (including the Surviving Corporation and their respective subsidiaries) to, provide each employee of Finjan with: (i) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such employee immediately prior to the Closing Date; (ii) short-term and long-term incentive compensation opportunities (including bonus, commission and other incentive compensation opportunities) that are substantially comparable in the aggregate to the incentive compensation opportunities in effect for such employee immediately prior to the Closing Date (it being understood that Parent will make, cause one of its subsidiaries or affiliates (including the Surviving Corporation and its subsidiaries) to make, the applicable payment in respect of any such short-term incentive compensation opportunities that are earned or accrued in the twelve (12)-month period after the Closing Date at the time(s) they would be payable in the ordinary course even if such payment date is after the conclusion of such twelve (12)-month period); and (iii) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such employee immediately prior to the Closing Date.
Parent is required to use commercially reasonable efforts to treat or to cause its subsidiaries and affiliates (including the Surviving Corporation and their respective subsidiaries) to treat each plan, program, policy, practice and arrangement sponsored or maintained by Parent or any of its subsidiaries or affiliates (including the Surviving Corporation and any of its subsidiaries) on or after the Closing Date and in which any employee of Finjan (or the spouse, domestic partner or dependent of any such employee) participates or is eligible to participate (each, a “Parent Plan”), for all purposes (including for purposes of determining eligibility to participate, vesting, benefit accrual and level of benefits), all service with Finjan and its subsidiaries (and any predecessor employers if Finjan, any of its subsidiaries or any benefit plan of Finjan provides past service credit) prior to the Closing Date as service with Parent and its subsidiaries and affiliates; provided, however, that such service need not be taken into account to the extent it would result in duplication of benefits and such service need only be taken into account to the same extent and for the same purposes as such service was taken into account under the corresponding benefit plan of Finjan.
Parent is required to use commercially reasonable efforts to cause, and shall cause its subsidiaries and affiliates (including the Surviving Corporation and their respective subsidiaries) to use commercially reasonable efforts to cause, each Parent Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations regarding the employees of Finjan and their spouses, domestic partners and dependents to the extent waived, satisfied or not imposed under the corresponding Finjan benefit plan, and (ii) to recognize for each Finjan employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses paid by such Finjan employee and his or her spouse, domestic partner and dependents under the corresponding Finjan benefit plan during the plan year of such Finjan benefit plan in which occurs the later of the Closing Date and the date on which such Finjan Employee begins participating in such Parent Plan.
No provision summarized under the heading “Employee Matters” (i) creates any right in any Finjan employee to continued employment by or service with Parent, Finjan, the Surviving Corporation or any of their respective subsidiaries or affiliates, or prevent Parent, Finjan, the Surviving Corporation or their respective subsidiaries or affiliates from terminating the employment of any Finjan employee for any reason; (ii) requires Parent, Finjan, the Surviving Corporation or any of their respective subsidiaries or affiliates to continue any particular Finjan benefit plans or prevent the amendment, modification or termination thereof after the Closing Date (subject to the other provisions of the Merger Agreement); or (iii) will be treated as an amendment to any Finjan benefit plan or any other employee benefit plan, program, policy, practice, arrangement or agreement of Parent, Finjan, the Surviving Corporation or any of their respective subsidiaries or affiliates.
Other Covenants.   The Merger Agreement contains other customary covenants and agreements, including, but not limited to, covenants related to public announcements, employee and investor communications and certain litigation.
Conditions to the Merger.   The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by law) waiver by each of Finjan and Parent at or prior to the Effective Time of the following conditions:
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Offeror shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn; and

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no law or order of any governmental entity shall be in effect that directly or indirectly restrains, prohibits or otherwise makes illegal the consummation of the Merger.

Termination.   The Merger Agreement may be terminated prior to the Effective Time (except as provided below) as follows (and only as follows):
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by mutual written consent of Finjan and Parent at any time prior to the Acceptance Time (such termination, a “Mutual Termination”);

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by either Finjan or Parent:

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if the Acceptance Time shall not have occurred on or before the End Date; provided that the right to terminate the Merger Agreement pursuant to the foregoing shall not be available to any party whose material breach of any provision of the Merger Agreement is the principal cause of or results in the failure of the Acceptance Time to have occurred by the End Date (such a termination, an “End Date Termination”); or

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if a governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable law or order, or taken any other action, which is then in effect and prevents, makes illegal or prohibits the acceptance for payment of Shares pursuant to the Offer or the Merger or the consummation of the Offer or Merger, which law, order or other action shall have become final and non-appealable; provided that the right to terminate the Merger Agreement pursuant to the foregoing shall not be available to any party whose material breach of the Merger Agreement is the principal cause of or results in the issuance of such final and non-appealable law or order or such other action (such a termination, an “Adverse Law Termination”);

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by Finjan at any time prior to the Acceptance Time, if there has been any breach or violation of any representation, warranty, covenant or agreement of Parent or Offeror contained in the Merger Agreement, in each case, if such breach or violation would reasonably be expected to prevent Parent or Offeror from consummating the Offer and the Merger by the End Date and such breach or violation is not capable of being cured, or is not cured by Parent or Offeror on or before the earlier of (i) the End Date and (ii) 30 days after delivery of written notice thereof by Finjan; provided, that Finjan may not terminate the Merger Agreement pursuant to the foregoing if Finjan is then in material breach of any representation, warranty, covenant or agreement of Finjan set forth in the Merger Agreement (such a termination “Agreement Breach Termination”);
•
by Finjan at any time prior to the Acceptance Time, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with the Merger Agreement; provided that no such termination shall be effective unless (i) Finjan has complied in all respects with the requirements of Section 6.03 of the Merger Agreement (No Solicitation by the Company; Company Recommendation) and (ii) Finjan pays a termination fee of $1,353,709 (the “Termination Fee”) and all out-of-pocket costs, fees and expenses incurred by Parent, its affiliates and their Representatives in connection with the investigation, due diligence, negotiation, documentation and execution of the Merger Agreement, the performance of its obligations under the Merger Agreement and the consummation of the transactions contemplated thereby (including, for the avoidance of doubt, the fees and expenses of its legal and accounting advisors) in the aggregate amount not to exceed $1,000,000 (the “Expense Reimbursement”) prior to or simultaneously with such termination (it being understood that Finjan may enter into such definitive written agreement simultaneously with such termination of the Merger Agreement) (such a termination, a “Superior Proposal Termination”);

•
by Parent, at any time prior to the Acceptance Time, if there has been any breach or violation of any representation, warranty, covenant or agreement of Finjan contained in the Merger Agreement which would give rise to the failure of an Offer Condition set forth in clause (b)(ii), (b)(iii) or (b)(vi) of Annex I of the Merger Agreement and which such failure is not capable of being cured, or is not cured by Finjan on or before the earlier of (i) the End Date and (ii) 30 days after delivery of written notice thereof by Parent; provided, however, that Parent may not terminate the Merger Agreement pursuant to the foregoing if either Parent or Offeror is then in material breach of any representation, warranty, covenant or agreement of Parent or Offeror set forth in the Merger Agreement (such a termination, a “Condition Breach Termination”);

•
by Parent, at any time prior to the Acceptance Time, if an Adverse Recommendation Change shall have occurred or if Finjan shall have committed, or be deemed to have committed, a material breach of Section 6.03 of the Merger Agreement (No Solicitation by the Company; Company Recommendation) (such a termination, an “Adverse Change Termination”); or

•
by Finjan if, following the Expiration Date, (i) all of the Offer Conditions have been satisfied (or waived by Parent) and remain satisfied (or waived by Parent) other than those conditions that by their nature are to be satisfied at the Closing, (ii) Offeror shall have failed to accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in Section 1.01(e) of the Merger Agreement and (iii) Finjan has irrevocably confirmed in writing it is ready, willing and able to consummate the Merger (such a termination, a “Failure to Accept Termination”).

Effect of Termination.   In the event of termination of the Merger Agreement by either Parent or Finjan, written notice thereof shall be given to the other party or parties specifying the provisions of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of Finjan, Parent or Offeror, other than certain specified provisions of the Merger Agreement, which shall survive such termination; provided, however, that except as set forth in, and subject to the terms and conditions of the “Fees and Expenses” provision described below, such termination shall not relieve any party of liability and each party shall remain liable for losses resulting from any fraud or willful breach of the Merger Agreement prior to or in connection with such termination.
Fees and Expenses.   Except as specifically provided for in the Merger Agreement, all fees and expenses incurred in connection with the Merger, the Offer and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Finjan shall pay to Parent the Termination Fee if:
•
Finjan terminates the Merger Agreement pursuant to a Superior Offer Termination or Parent terminates the Merger Agreement pursuant to an Adverse Change Termination; or

•
(A) an Alternative Proposal shall have been (x) made to Finjan, the Finjan Board or to Finjan’s stockholders generally after the date of the Merger Agreement, (y) become publicly known or announced and (z) not publicly withdrawn at least ten business days prior to the termination of the Merger Agreement, (B) the Merger Agreement is terminated (x) pursuant to an End Date Termination and either (1) the Minimum Condition has not been satisfied as of the date of such termination or (2) the Offer Condition set forth in clause (b)(i) of Annex I of the Merger Agreement has not been satisfied as of the date of such termination or (y) pursuant to Condition Breach Termination and (C) within twelve (12) months of such termination, Finjan enters into a definitive agreement with respect to an Alternative Proposal that is subsequently consummated or an Alternative Proposal is consummated; provided, however, that for purposes of the foregoing, the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50%.

Finjan shall pay to Parent the Expense Reimbursement if the Merger Agreement is terminated for any reason except for (i) a termination by Finjan pursuant to an Agreement Breach Termination or a Failure to Accept Termination, (ii) a termination by Parent pursuant to an End Date Termination or an Adverse Law Termination or (iii) a termination pursuant to a Mutual Termination; provided, however, notwithstanding the foregoing clause (ii), Finjan shall pay to Parent the Expense Reimbursement in the case of a termination set forth in such clause if an Alternative Proposal shall have (x) been made to Finjan, the Finjan Board or to the Finjan’s stockholders generally after the date of the Merger Agreement, (y) become publicly known or announced and (z) not publicly withdrawn at least ten business days prior to such termination.
If Finjan fails to timely pay the Termination Fee or Expense Reimbursement when due, and, in order to obtain payment, Parent commences any action, suit or proceeding which results in a judgment against Finjan, Finjan shall pay Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such action, suit or proceeding.
Except in the event of fraud or any willful breach of any representation, warranty or covenant or agreement contained in the Merger Agreement occurring prior to such termination and except for Parent’s rights pursuant to Section 10.11 of the Merger Agreement (Specific Performance), upon termination of the Merger Agreement under circumstances that entitle Parent to the Termination Fee and the Expense Reimbursement, the payment of the Termination Fee and the Expense Reimbursement shall be the sole and exclusive remedy available to Parent, Offeror and any of their or their affiliates’ respective former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or successors or assignees of any of the foregoing (each a “Parent Related Party”) against Finjan, its subsidiaries and any of their respective former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or successors or assignees of any of the foregoing (each a “Finjan Related Party”) for all losses suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and, upon payment of the Termination Fee and the Expense Reimbursement in such circumstances, (except in the event of fraud or any willful breach of any representation, warranty or covenant or agreement contained in the Merger Agreement occurring prior to such termination and except for Parent’s rights under Section 10.11 of the Merger Agreement (Specific Performance)) the Company Related Parties shall have no further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby, except in the event of fraud or any willful breach of any representation, warranty or covenant or agreement contained in the Merger Agreement; provided, however, that any Termination Fee received by Parent shall reduce the amount of any damages payable by any Finjan Related Party, if any, in respect of any such fraud or willful breach; and provided further that nothing in the foregoing shall affect or limit the liability of any party to a Support Agreement for any breach or violation of such Support Agreement.
Governing Law.   The Merger Agreement is governed by the laws of the State of Delaware.
Amendments.   The Merger Agreement may be amended by the parties at any time prior to the Effective Time, but only by an instrument in writing signed on behalf of each of the parties. No amendment will be made which, pursuant to applicable law, requires further approval by the holders of Shares, without such further approval being obtained.
Specific Performance.   The parties to the Merger Agreement have agreed that if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to seek an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy at law or in equity. The parties further agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable or invalid nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties to the Merger Agreement has agreed to waive (a) the defense that a remedy at law would be adequate and (b) any requirement under law to post a bond or other security as a prerequisite to obtaining such relief. The election of any party to the Merger Agreement to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit such party from seeking to terminate the Merger Agreement or damages for liability of Finjan, Parent or Offeror for willful breach as provided in the Merger Agreement. Except as otherwise expressly set forth in the Merger Agreement, any and all remedies in the Merger Agreement expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by the Merger Agreement, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in the Merger Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. Notwithstanding anything in the Merger Agreement or in the Commitment Letter, to the contrary, the parties to the Merger Agreement acknowledge and agree that Finjan shall be entitled to enforce or seek to enforce specifically Parents’ obligation to cause all or any portion of the aggregate Offer Price and aggregate Merger Consideration to be funded under the Commitment Letter or otherwise cause Parent or Offeror to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement if and only if: (1) the Offer Conditions and the conditions set forth in Section 8.01 of the Merger Agreement have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing but which are capable of being satisfied at the Closing) at the time when the consummation of the Closing should have occurred pursuant to Section 2.02 of the Merger Agreement but for the failure of such amounts to be funded; (2) Finjan has irrevocably confirmed to Parent in writing that if specific performance is granted and such amounts are funded, then it will take such actions within its control to cause the transactions contemplated hereby to be consummated and (3) Parent and Merger Sub have failed to consummate the Merger by the date the Merger is required to have occurred pursuant to Section 2.02 of the Merger Agreement.
Non-Recourse.   Notwithstanding anything in the Merger Agreement or any of the agreements relating to the financing pursuant to the Commitment Letter to the contrary, but without limiting Finjan’s rights under the Commitment Letter, each party has agreed, on behalf of itself and its affiliates and Representatives that the Merger Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to the Merger Agreement, or the negotiation, execution or performance of the Merger Agreement, may only be brought against (a) Parent and Offeror (and not any other Parent Related Party) or (b) Finjan (and not any other Finjan Related Party), and then in each case only with respect to the specific obligations set forth in the Merger Agreement with respect to such party. Except to the extent it is a named party to the Merger Agreement (and then only to the extent of the specific obligations undertaken by such named party in the Merger Agreement and not otherwise), no Parent Related Party or Finjan Related Party, as the case may be, shall have any liability for any obligations or liabilities of Parent or Offeror, on the one hand, or Finjan, on the other hand, for any claim based on, in respect of, or by reason of, the transactions contemplated by the Merger Agreement, any failure of the transactions contemplated by the Merger Agreement to be consummated or any breach or failure to perform pursuant to the Merger Agreement.
Notwithstanding anything to the contrary contained in the Merger Agreement, Finjan (on behalf of itself and its affiliates and, to the fullest extent legally permissible, the other Company Related Parties), other than in respect of Finjan’s right to seek to specifically enforce (or to cause Parent or Offeror to specifically enforce) the Commitment Letter in accordance with, and subject to, the terms and conditions of the Merger Agreement and the Commitment Letter, (i) has agreed to waive any claims or rights against any Equity Financing Sources and all other Parent Related Parties (other than Parent or Offeror) relating to or arising out of the Merger Agreement, the Commitment Letter, and the transactions contemplated thereby, whether at law or in equity and whether in tort, contract or otherwise, and (ii) has agreed not to bring or support any claim, demand, charge, complaint, suit, action, arbitration, audit, examination, other proceeding against any Equity Financing Sources or any other Parent Related Party (other than Parent and Merger Sub) in connection with the Merger Agreement, the Commitment Letter and the transactions contemplated thereby, whether at law or in equity and whether in tort, contract or otherwise.
Offer Conditions.   The Offer Conditions are described in Section 15 — “Certain Conditions of the Offer.”
The Confidentiality Agreement
The following summary description of the Confidentiality Agreement and all other provisions of the Confidentiality Agreement discussed herein are qualified by reference to such Confidentiality Agreement, which has been filed as Exhibit (d)(2) to the Schedule TO filed with the SEC in connection with the Offer and which is incorporated herein by reference. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Parent, Offeror and Fortress.” Stockholders and other interested parties should read the Confidentiality Agreement for a more complete description of the provisions summarized below.
On September 22, 2018, Fortress Investment Group LLC and Finjan entered into a Mutual Nondisclosure Agreement (the “Confidentiality Agreement”), in connection evaluation of the potential acquisition of Finjan by affiliates of Parent and Merger Sub. Under the Confidentiality Agreement, the parties agreed to undertake reasonable precautions to keep confidential, subject to certain exceptions, certain non-public information furnished by the other party in furtherance of the proposed transaction between the parties, and to use such information solely for the purpose of evaluating, and negotiating the terms of, a potential transaction between the parties. The Confidentiality Agreement and the obligation of confidentiality continue for a period of three years from the date of the Confidentiality Agreement.
The Support Agreements
The following summary description of the Support Agreements and all other provisions of the Support Agreements discussed herein are qualified by reference to such Support Agreements, the form of which has been filed as Exhibit (d)(4) filed with the SEC in connection with the Offer. The Support Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Parent, Offeror and Fortress.” Stockholders and other interested parties should read the Support Agreement for a more complete description of the provisions summarized below.
Concurrently with entering into the Merger Agreement, Parent and Offeror entered into separate Support Agreements, each dated as of June 10, 2020 (together, the “Support Agreements”), with each of (a) the following officers and directors of Finjan: Jevan Anderson, Philip Hartstein, Daniel Chinn, Harry Kellogg, Eric Benhamou, Glenn Daniel, Gary Moore, Julie Mar-Spinola, Michael Southworth, (b) Bardin Hill Long Duration Recoveries Management LP, (c) Harbourvest International Private Equity Partners IV —Direct Fund L.P., and (d) Benhamou Global Ventures LLC (each a “Supporting Stockholder”). Based on figures that Finjan has advised Parent, as of June 9, 2020 the Supporting Stockholders collectively beneficially owned, in the aggregate, approximately 7,866,126 Shares, which represented approximately 28% of the voting power represented by the outstanding Shares as of June 23, 2020.
The Support Agreements provide that Supporting Stockholders will, among other things, promptly (and in any event not later than five business days after commencement of the Offer) tender and not withdraw all of the Shares such Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act), as of the date of the applicable Support Agreement or of which such Supporting Stockholder acquires record ownership or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) after such date (collectively such shares, the “Covered Finjan Shares”).
The Support Agreements terminate upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the delivery of written notice of termination by the Supporting Stockholders to Parent and Offeror following any amendment, modification, change or waiver to any provision of the Merger Agreement that decreases the amount or changes the form of the Merger Consideration, and (c) the Effective Time.
During the period from June 10, 2020 until the termination of the Support Agreements as described in the previous paragraph, the Supporting Stockholders further agreed (a) not to tender their Covered Finjan Shares in connection with any Alternative Proposal or vote their Covered Finjan Shares in favor of certain alternative corporate transactions (as more fully described in the Support Agreements), (b) to vote their Covered Finjan Shares against any action that would reasonably be expected to prevent or nullify any provision of the Support Agreement, any Alternative Proposal, any change in membership of the Finjan Board that is not recommended or approved by the Finjan Board and any other action, agreement or transaction that is intended, or would reasonably be expected, to impede, interfere with or prevent the consummation of the Offer or the Merger and (c) not to take certain actions, including (A) transfer, agree to transfer, create any lien on, or permit any lien to attach to, such Supporting Stockholder’s Covered Finjan Shares, (B) grant a proxy, power-of-attorney or other authorization or consent right with respect to such Supporting Stockholder’s Covered Finjan Shares, (C) deposit such Supporting Stockholder’s Covered Finjan Shares into a voting trust or enter into a voting agreement with respect to such Covered Finjan Shares, or (D) take any other action that would make any representation or warranty within the Support Agreement untrue or else materially impede the Supporting Stockholder from performing its obligations under the Support Agreement.
The Supporting Stockholders also waived and agreed not to exercise any rights of appraisal or rights to dissent from the Merger that the Supporting Stockholders may have or could potentially have or acquire in connection with the Merger.
12.
Purpose of the Offer; No Stockholder Vote; Plans for Finjan.

Purpose of the Offer.   The purpose of the Offer is to acquire control of, and all of the equity securities of, Finjan, while allowing holders of Shares an opportunity to receive the Offer Price by tendering their Shares pursuant to the Offer. The Offer, as the first step in the acquisition of Finjan, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, subject to the satisfaction or waiver of the conditions to the obligations of Parent and Offeror to effect the Merger contained in the Merger Agreement, Parent intends to consummate the Merger as soon as practicable following the Acceptance Time (and in any event within two business days thereafter).
Holders of Shares whose Shares are purchased in the Offer will cease to have any equity interest in Finjan and will no longer participate in the future growth of Finjan. If the Merger is consummated, all current holders of Shares will no longer have an equity interest in Finjan, regardless of whether they tender their Shares in connection with the Offer, and instead will only have the right to receive an amount in cash equal to the Offer Price, without interest and less any withholding of taxes required by applicable law, or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled pursuant to Section 262 of the DGCL. Similarly, holders of Shares that sell their Shares in the Offer or the subsequent Merger will no longer bear the risk of any decrease in the value of Finjan.
Merger Without a Stockholder Vote.   If the Offer is consummated, we are not required to and will not seek the vote of Finjan’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL generally provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the vote of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the holders of Shares pursuant to Section 251(h) of the DGCL.

Plans for Finjan.   Except as otherwise set forth in this Offer to Purchase, including as contemplated in this Section 12 and Section 13 — “Certain Effects of the Offer,” it is expected that, following the Merger, the business and operations of Finjan will be continued substantially as they are currently being conducted. Offeror intends to continue to evaluate the business and operations of Finjan after consummation of the Offer and the Merger and will take such additional actions as it deems appropriate under the circumstances then existing with a view to enhancing the development of Finjan in conjunction with Parent’s existing business. Plans may change based on further analysis and Parent, Offeror and, after completion of the Offer and the Merger, the new Finjan board of directors, reserve the right to change their plans and intentions at any time, as deemed appropriate.
The Merger Agreement provides that, if the Offer is consummated, and subject to the conditions set forth in the Merger Agreement, Offeror will be merged with and into Finjan and that, following the Merger and until thereafter amended, (1) the certificate of incorporation of Finjan shall, at the Effective Time, by virtue of the Merger and without any further action by any party, be amended and restated to read in its entirety as set forth on Exhibit A to the Merger Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, subject to the terms of the Merger Agreement, and (2) the bylaws of Offeror, as in effect immediately prior to the Effective Time, shall at the Effective Time, by virtue of the Merger and without any further action by any party, be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, subject to the terms of the Merger Agreement, except that references to the name of Offeror shall be replaced by references to the name of the Surviving Corporation.. See Section 11 — “The Transaction Agreements”.
The directors of Offeror immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation, as the case may be. The officers of Finjan immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation, as the case may be. See Section 11 — “The Transaction Agreements”.
Except as described above or elsewhere in this Offer to Purchase (including Section 11 — “The Transaction Agreements ,” this Section 12 and Section 13 — “Certain Effects of the Offer”), neither we nor Parent have any present plans or proposals that would relate to or result in (1) any extraordinary transaction involving Finjan or any of its subsidiaries (such as a merger, reorganization or liquidation), (2) any purchase, sale or transfer of a material amount of assets of Finjan or any of its subsidiaries, (3) any material change in Finjan’s capitalization or dividend rate or policy or indebtedness, (4) any change in the present board of directors or management of Finjan, (5) any other material change in Finjan’s corporate structure or business, (6) any class of equity securities of Finjan’s being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, or (7) any class of equity securities of Finjan becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.
Based on available information, Parent and Offeror are conducting a detailed review of Finjan and its assets, corporate structure, capitalization, operations and policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Parent and Offeror will continue to evaluate the business and operations of Finjan during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of Finjan’s business, operations, capitalization and management with a view to optimizing development of Finjan’s potential in conjunction with Finjan’s or Parent’s existing businesses. Possible changes could include changes in Finjan’s business, corporate structure, charter, bylaws, capitalization, board of directors and management. Plans may change based on further analysis and Parent, Offeror and, after completion of the Offer and the Merger, the reconstituted Finjan Board, reserve the right to change their plans and intentions at any time, as deemed appropriate.

To the best knowledge of Parent and Offeror, except for certain pre-existing agreements described in the Support Agreement, and described in the Schedule 14D-9, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of Finjan, on the one hand, and Parent, Offeror or Finjan, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of Finjan entering into any such agreement, arrangement or understanding.
It is possible that certain members of Finjan’s current management team will enter into new employment arrangements with Finjan and Parent may establish equity-based compensation plans for management of the Surviving Corporation after the completion of the Offer and the Merger. Any such arrangements with the existing management team are currently expected to be entered into after the completion of the Offer and will not become effective until the time the Merger is completed, if at all. There can be no assurance that any parties will reach an agreement on any terms, or at all.
13.
Certain Effects of the Offer.

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Parent and Finjan will consummate the Merger as soon as practicable following the Acceptance Time (and in any event within two business days thereafter).
Market for Shares.   If the Offer is successful, there will be no market for the Shares because, subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Offeror and Finjan intend to consummate the Merger as described above in this Section 13.
Nasdaq Listing.   The Shares are currently listed on Nasdaq. Immediately following consummation of the Merger (which is expected to occur as described above in this Section 13), the Shares will no longer meet the requirements for continued listing on Nasdaq as there will be only one stockholder. Nasdaq requires, among other things, that any listed shares of common stock have at least 400 total stockholders. As promptly as practicable following the consummation of the Merger, we intend to cause Finjan to delist the Shares from Nasdaq.
Margin Regulations.   The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of Shares. Depending upon factors similar to those described above regarding the market for Shares and stock quotations, it is possible that, following the Offer, Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for margin loans made by brokers.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. As a result, Finjan currently files periodic reports on account of the Shares. Such registration may be terminated upon application by Finjan to the SEC if Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of Shares under the Exchange Act would substantially reduce the information required to be furnished by Finjan to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Finjan, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Finjan and persons holding “restricted securities” of Finjan to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired. If registration of Shares under the Exchange Act were terminated, Shares would no longer be “margin securities” or be eligible for quotation on Nasdaq as described above. Following consummation of the Merger and the delisting of the Shares from Nasdaq, Parent and Finjan intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and expect to take steps to cause the suspension of all of Finjan’s reporting obligations under the Exchange Act.

14.
Dividends and Distributions.

As described in Section 11 — “The Transaction Agreements — The Merger Agreement — Conduct of Business”, the Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, without the prior written consent of Parent, Finjan may not declare, set aside or pay any dividend or make any other distribution (whether in cash, stock or property or any combination thereof) in respect of any Finjan capital stock other equity interests or voting securities (including the Shares), other than dividends and distributions solely between or among Finjan and its wholly owned subsidiaries or between or among its wholly owned subsidiaries.
15.
Certain Conditions of the Offer.

Capitalized terms used but not defined in this Section 15 have the meanings ascribed to them in the Merger Agreement.
The obligation of Offeror to accept for payment and pay for Shares validly tendered (and not subsequently and validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) and (b) below. Accordingly, notwithstanding any other terms or provisions of the Offer or the Merger Agreement, Offeror shall not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-1(c), to pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any Shares validly tendered (and not subsequently and validly withdrawn) pursuant to the Offer the Offer if (A) as of one (1) minute following 11:59 p.m., Eastern Time, on the Expiration Date, the Minimum Condition is not satisfied or (B) any of the other conditions set forth in clause (b) below is not satisfied or waived in writing by Parent:
a)
there shall have been validly tendered in the Offer (in the aggregate), excluding any Shares validly withdrawn and excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received (as defined in Section 251(h)(6)(f) of the DGCL), that number of Shares that, together with all Shares (if any) beneficially owned by Parent, Offeror or any of their respective direct or indirect wholly owned subsidiaries represent one more Share than 50% of the total number of Shares outstanding immediately following the expiration of the Offer (the “Minimum Condition”); (it being understood that, for purposes of calculating whether the foregoing condition has been satisfied, the aggregate number of Shares outstanding shall (i) include, without duplication, Shares issuable in respect of Finjan Options for which the holders thereof have validly exercised such Finjan Options and satisfied all of the requirements for exercise thereof prior to the expiration of the Offer, even if delivery of Shares resulting from such exercises to the respective optionholders has not occurred prior to the expiration of the Offer and (ii) not include Shares held in treasury by Finjan as of the expiration of the Offer or any other Shares acquired by Finjan prior to the expiration of the Offer (including any such shares acquired in connection with tax withholding or payment of the exercise price for the exercise of Finjan Options), even if delivery to Finjan of Shares so acquired has not occurred prior to the expiration of the Offer);

b)
at the Expiration Date:

i.
no law or order of any governmental entity shall be in effect that directly or indirectly restrains, prohibits or otherwise makes illegal the consummation of the Offer or the Merger;

ii.
(A) the representations and warranties of Finjan set forth in Section 5.02(b) (Company Subsidiaries) and Section 5.03 (Capitalization Structure) of the Merger Agreement shall be true and correct in all respects, except for inaccuracies that are de minimis in amount (meaning that such inaccuracies, collectively, would not result in more than a $50,000 increase in the aggregate consideration payable by Offeror as contemplated by Article I and Article II of the Merger Agreement, as of the date made and as of the Expiration Date (except that those representations and warranties which address matters only as of a particular date need only be so true and correct as of such particular date) (B) each of the representations and warranties of Finjan contained in Section 5.01 (Organization, Standing and Power), Section 5.02(a) and (c) (Company Subsidiaries), Section 5.04 (Authority; Execution and Delivery;

Enforceability), Section 5.19 (Anti-Takeover Provisions), Section 5.25 (Brokers’ Fees and Expenses), and Section 5.26 (Opinion of Company Financial Advisor) of the Merger Agreement shall be true and correct in all material respects as of the date made and as of the Expiration Date as though made on and as of the Expiration Date (except that those representations and warranties which address matters only as of a particular date need only be so true and correct as of such date) and (C) any other representations and warranties of Finjan contained in Article V of the Merger Agreement shall be true and correct as of the date made and as of the Expiration Date (without giving effect to any references to any “Material Adverse Effect” or other “materiality” qualifications) as though made on and as of the Expiration Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) except where failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect;
iii.
Finjan shall have complied with or performed in all material respects each covenant, agreement and obligation that Finjan is required to comply with or to perform at or prior to the Expiration Date;

iv.
Finjan shall have delivered to Parent a certificate signed by an executive officer of Finjan and dated as of the Expiration Date to the effect that the conditions specified in paragraphs b)ii. and b)iii. above have been satisfied;

v.
the Merger Agreement shall not have been validly terminated in accordance with its terms; and

vi.
since the date of the Merger Agreement, there has not occurred a Material Adverse Effect.

The foregoing conditions (including the condition specified in paragraph a) above) are for the sole benefit of Parent and Offeror and, subject to applicable laws, may be waived by (and only by) Parent or Offeror in whole or in part at any time and from time to time in their sole discretion (except for the condition specified in paragraph a) above, which may not be waived), in each case subject to the terms of the Merger Agreement. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Offeror to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent or Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
16.
Adjustments to Prevent Dilution.

In the event that, notwithstanding Finjan’s covenant to the contrary (See Section 11 — “The Transaction Agreements — The Merger Agreement — Conduct of Business”), between the date of the Merger Agreement and the Effective Time the number of outstanding Shares is changed into a different number of shares or a different class, by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), merger, combination, issue, tender, exchange offer or other exchange of shares, or any other similar event, the Offer Price and the Merger Consideration will be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such event.
17.
Certain Legal Matters; Regulatory Approvals.

General.   Except as described in this Section 17, based on its examination of publicly available information filed by Finjan with the SEC, other publicly available information concerning Finjan and other information made available to Offeror and Parent by Finjan, Offeror is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 17, based on its and Parent’s examination of publicly available information filed by Finjan with the SEC, other publicly available information concerning Finjan and other information made available to Offeror and Parent by Finjan, Offeror is not aware of any governmental license or regulatory permit that appears to be material to Finjan’s business that might be adversely affected by Offeror’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Offeror or Parent as contemplated herein. Should any such approval or other action be required, Offeror currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While Offeror does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Finjan’s business, any of which under certain conditions specified in the Merger Agreement could cause Offeror to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15 — “Certain Conditions of the Offer”.
Legal Proceedings.   Lawsuits arising out of or relating to the Offer, the Merger or the other associated transactions may be filed in the future.
State Takeover Statutes.   Finjan is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Finjan Board has taken all action necessary under the DGCL to ensure that no such restrictions apply to the Offer, Merger or any other transactions contemplated by the Merger Agreement.
Finjan, directly or through subsidiaries, may be deemed to be conducting business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities, or holders of Shares. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Certain Conditions of the Offer.”
Appraisal Rights.   No appraisal rights are available to the holders of Shares in connection with the Offer. If the Merger is consummated, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being consummated, stockholders who wish to exercise such appraisal rights must do so no later than the Effective Time. If the Merger is consummated, holders of Shares immediately prior to the Effective Time who (1) did not tender their Shares in the Offer, (2) are entitled to appraisal rights under Section 262, (3) have properly exercised and perfected their demand for appraisal rights in accordance with the procedures set forth in Section 262 of the DGCL and (4) do not thereafter effectively withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, at the rate specified in Section 262 of the DGCL.
The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.
As will be described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:
•
within the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to Finjan a written demand for appraisal of Shares held, which demand must reasonably inform Finjan of the identity of the stockholder and that the stockholder is demanding appraisal;

•
not tender their Shares in the Offer;

•
continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•
in the event that any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the Merger Consideration, without any interest thereon and less any withholding of taxes required by applicable law.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL.
A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the Offer Conditions, you will receive the Offer Price for your Shares.
Stockholder Approval Not Required.   Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including, among others, that (1) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger and (2) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Finjan will not be required to submit the adoption of the Merger Agreement to a vote of holder of Shares. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Offeror, Parent and Finjan will take all necessary and appropriate actions to effect the Merger as promptly as practicable without a meeting of holders of Shares in accordance with Section 251(h) the DGCL.
18.
Fees and Expenses.

Offeror has retained Georgeson, LLC to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary and Paying Agent in connection with the Offer. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, telephone, telecopy, telegraph, electronic mail and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depositary and Paying Agent each will receive reasonable and customary compensation for their respective services in connection with the Offer, and subject to certain limits, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.
Except as set forth above, neither Parent nor Offeror will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and Paying Agent and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Offeror for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.
19.
Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, we may, in our discretion, take such action as we deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Offeror.
No person has been authorized to give any information or to make any representation on behalf of Parent or Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, Offeror, the Depositary and Paying Agent or the Information Agent for purposes of the Offer.
Parent and Offeror have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8 — “Certain Information Concerning Parent, Offeror and Fortress”.
Finjan has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Finjan Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning Finjan”.
CFIP Goldfish Merger Sub Inc.
June 24, 2020

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF
PARENT, OFFEROR AND CONTROLLING ENTITIES
1.
CFIP Goldfish Merger Sub Inc.

CFIP Goldfish Merger Sub Inc. (“Offeror”) is a Delaware corporation. Offeror was formed on June 1, 2020 solely for the purpose of completing the Offer and the Merger and has conducted no business activities other than activities incidental to its formation or in connection with the transactions contemplated by the Merger Agreement. Until immediately prior to the time Offeror purchases Shares pursuant to the Offer, it is not anticipated that Offeror will have any significant assets or liabilities or engage in activities other than those incidental to their formation, capitalization and the transactions contemplated by the Offer and/or the Merger. Offeror is a direct wholly owned subsidiary of Parent (as defined below). The current business address of Offeror is c/o Fortress Investment Group LLC, 1345 6th Avenue, 46th Floor, New York, New York 10105, and the current business phone number is (212) 798-6100.
Directors and Executive Officers of Offeror.   The following table sets forth the name, business address and telephone number, present principal occupation and employment history and past material occupations, positions, offices or employment for at least the past five years of each of the directors, executive officers and control persons of Offeror. The current business address of each of the directors and officers is c/o Fortress Investment Group LLC, 1345 6th Avenue, 46th Floor, New York, New York 10105, and the current business phone number of each of the directors and officers is (212) 798-6100. Unless otherwise specified, each of the persons below is a United States citizen.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Constantine M. Dakolias Managing Partner and Director	Mr. Dakolias is a Managing Partner based in New York of the Fortress Credit Funds Business. Mr. Dakolias also serves on Fortress’s Management and Operating Committees. Prior to joining Fortress in 2001, Mr. Dakolias was a Managing Director, Chief Credit Officer and co-founder of American Commercial Capital LLC (a specialty finance company) and Coronado Advisors (an SEC registered broker dealer), both of which were sold to Wells Fargo & Co. in 2001. Mr. Dakolias was previously a director at RER Financial Group (“RER”) where he was responsible for the firm’s acquisition efforts as a principal and as a provider of third party due diligence and asset management. Mr. Dakolias serves on the Board of Trustees for Columbia University, the American School of Classical Studies at Athens, and the Millbrook School. Mr. Dakolias is also a co-founder and member of the Executive Committee of The Hellenic Initiative, as well as a member of the Council on Foreign Relations. Mr. Dakolias received a B.S. in Physics from Columbia University.
Joshua Pack Managing Partner and Director	Mr. Pack is a Managing Partner of the Fortress Credit Funds Business and is based in Los Angeles. Mr. Pack heads the illiquid strategies and serves on the investment committee for the Credit Funds and is a member of the Management Committee of Fortress. Mr. Pack is also the Co-CIO of the Drawbridge Special Opportunities Fund, Fortress Lending Fund and Fortress Credit Opportunities Fund V. Mr. Pack has 20 years of credit investment and workout experience through multiple credit cycles. Since joining the Fortress Credit Funds Business at its inception in 2002, Mr. Pack has analyzed, structured and negotiated hundreds of lending, structured equity and real estate transactions. Prior to joining Fortress, Mr. Pack was a Vice President with Wells Fargo & Co. in the capital markets group. Before that,

Name and Position	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Mr. Pack was a Vice President with American Commercial Capital, an independent specialty finance company focused on corporate and real estate lending to middle market businesses that was subsequently acquired by Wells Fargo & Co. in 2001. Mr. Pack serves as a Director on multiple corporate and philanthropic Boards. Mr. Pack attended the United States Air Force Academy and received a B.A. in Economics from California State University, San Marcos.
Drew McKnight Managing Partner and Director	Mr. McKnight is a Managing Partner of the Fortress Credit Funds Business and is based in San Francisco. Mr. McKnight heads the liquid strategies and serves on the investment committee for the Credit Funds and is a member of the Management Committee of Fortress. Mr. McKnight is also the Co-CIO of the Drawbridge Special Opportunities Fund, Fortress Lending Fund and Fortress Credit Opportunities Fund V. Prior to joining Fortress in 2005, Mr. McKnight was at Fir Tree Partners where he was responsible for analyzing and trading high yield and convertible bonds, bank debt, derivatives and equities for the value-based hedge fund. Prior to Fir Tree, Mr. McKnight worked at Goldman, Sachs & Co. in Leveraged Finance and the Distressed Bank Debt trading group. Mr. McKnight received a B.A. in Economics from the University of Virginia.
Marc K. Furstein President	Mr. Furstein is the President of the Fortress Credit Funds Business and is also a member of the firm’s Management Committee. Prior to joining Fortress in 2001, Mr. Furstein co-founded and was the Chief Operating Officer of American Commercial Capital (a specialty finance company) and Coronado Advisors (an SEC registered broker dealer). Both companies were sold to Wells Fargo in 2001. Prior to that, Mr. Furstein was co-manager of the opportunistic real estate loan business of Goldman, Sachs & Co. Mr. Furstein was also involved in the acquisition of distressed business, consumer and real estate loans and had responsibility for the management of more than 60 portfolios of such assets. In this role, he designed and oversaw the implementation of financial reporting, tax, compliance and asset management systems, policies and procedures. Mr. Furstein received a B.A. from Columbia University and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.
Jason Meyer Chief Operating Officer	Mr. Meyer is the Chief Operating Officer of the Fortress Credit Funds Business, and is based in New York. Prior to joining Fortress in 2007, Mr. Meyer was a partner at Hampshire Equity Partners, a middle market private equity firm. Prior to Hampshire, Mr. Meyer worked at BT Capital Partners, the private equity arm of Bankers Trust Company. Before that, Mr. Meyer worked as a financial analyst at Alex. Brown & Sons in the investment banking department. Mr. Meyer has served as a director of companies in the consumer products, building products, niche manufacturing and IT services industries. Mr. Meyer received a B.S. from Boston College and an M.B.A from Columbia Business School.
William A Covino Chief Financial Officer	Mr. Covino is a Managing Director and Chief Financial Officer of the Fortress Credit Opportunities Funds. Mr. Covino has been employed with Fortress since 2008, formerly as Managing Director and Chief

Name and Position	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Financial Officer of the Fortress Real Estate Opportunities Funds and, prior to that, as Vice President and Deputy CFO of the Fortress Credit Opportunities Funds. Prior to joining Fortress in 2008, Mr. Covino was a Project Controller and Vice President of Finance for the Master Developer of a waterfront redevelopment project in Asbury Park, New Jersey. Mr. Covino was previously employed with Fortress from 1999 to 2005 where he worked as a Vice President and Controller with Newcastle Investment Corp., the firm’s first public real estate investment trust. Prior to that, Mr. Covino was an Audit Senior with Ernst & Young LLP’s real estate practice. Mr. Covino is a certified public accountant licensed in New York state and received a B.B.A. from Iona College.
Jennifer Sorkin Treasurer	Jennifer Sorkin is a Managing Director and the Treasurer of the Credit Funds at Fortress Investment Group LLC, responsible for management of the Treasury and Operations teams. Ms. Sorkin joined Fortress in 2004. Prior to joining Fortress, Ms. Sorkin worked in the private investment operations group at Prudential Investment Management. Ms. Sorkin received a B.S in Finance from the University of Maryland.
David N. Brooks Secretary
Mr. Brooks succeeded as the general counsel of FIG in 2007. Mr. Brooks is also a member of FIG’s Management Committee and serves as the general counsel of the Credit business as well as the firm. Prior to joining FIG in 2004 as the Deputy General Counsel, Mr. Brooks spent nearly eight years at Cravath, Swaine & Moore LLP, where he specialized in mergers and acquisitions, capital markets transactions, including initial public offerings and high-yield debt issuances, and providing corporate governance advice to large public companies.
Mr. Brooks received a B.S. in Economics from Texas A&M University and a J.D. from the University of Texas School of Law.

David Prael Chief Administrative Officer	Mr. Prael is a Managing Director based in New York, and the Chief Administrative Officer of the Credit Funds and Chief Financial Officer of the Credit Hedge Funds at Fortress. Upon joining Fortress in 2006, Mr. Prael established and led the Financial Planning and Analysis Group which included a focus on the Drawbridge Special Opportunities Fund and frequent interaction with the team. In 2012, Mr. Prael took on additional corporate responsibilities by managing the operations group. Prior to joining Fortress, Mr. Prael worked in various capacities for IBM, including the Chief Financial Officer of IBM Global Financing, Mexico and Global Finance Manager for ibm.com. Mr. Prael received a B.S. in Finance and International Business from Pennsylvania State University.

2.
CFIP Goldfish Holdings LLC

CFIP Goldfish Holdings LLC (“Parent”) is a Delaware limited liability company. Parent was formed on May 29, 2020, solely for the purpose of completing the Offer and the Merger and has conducted no business activities other than activities incidental to its formation or in connection with the transactions contemplated by the Merger Agreement. Until immediately prior to the time Offeror purchases Shares pursuant to the Offer, it is not anticipated that Parent will have any significant assets or liabilities or engage in activities other than those incidental to their formation, capitalization and the transactions contemplated by the Offer and/or the Merger. The current business address of Parent is c/o Fortress Investment Group LLC, 1345 6th Avenue, 46th Floor, New York, New York 10105, and the current business phone number is (212) 798-6100.
Executive Officers and Control Persons of Parent.   The following table sets forth the name, business address and telephone number, present principal occupation and employment history and past material occupations, positions, offices or employment for at least the past five years of each of the directors, executive officers and control persons of Parent. The current business address of each of the officers and control persons is c/o Fortress Investment Group LLC, 1345 6th Avenue, 46th Floor, New York, New York 10105, and the current business phone number of each of the officers and control persons is (212) 798-6100. Unless otherwise specified, each of the persons below is a United States citizen.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Constantine M. Dakolias Managing Partner	See above.
Joshua Pack Managing Partner	See above.
Drew McKnight Managing Partner	See above.
Marc K. Furstein President	See above.
Jason Meyer Chief Operating Officer	See above.
William A Covino Chief Financial Officer	See above.
Jennifer Sorkin Treasurer	See above.
David N. Brooks Secretary	See above.
David Prael Chief Administrative Officer	See above.

3.
Fortress Operating Entity I LP

FIG Corp.
Fortress Investment Group LLC
Fortress Operating Entity I LP (“FOE I”) is a Delaware limited partnership, FIG Corp. (“FOE GP”) is a Delaware corporation and Fortress Investment Group LLC (“FIG” and, together with FOE I and FOE GP, “Fortress”), is a Delaware limited liability company. The current business address of each Fortress entity is c/o Fortress Investment Group LLC, 1345 6th Avenue, 46th Floor, New York, New York 10105, and the current business phone number of each Fortress entity is (212) 798-6100.
Parent is controlled by FOE I. FOE GP is the general partner of FOE I. FOE GP is wholly-owned by FIG. The principal business of Fortress is making securities, real estate and other asset-based investments.
Directors and Executive Officers of FOE GP.   The following table sets forth the name, present principal occupation and employment history and past material occupations, positions, offices or employment for at least the past five years of each of the directors, executive officers and control persons of FOE GP. The current business address of each of the directors and officers is c/o Fortress Investment Group LLC, 1345 6th Avenue, 46th Floor, New York, New York 10105, and the current business phone number of each of the directors and officers is (212) 798-6100. Unless otherwise specified, each of the persons below is a United States citizen.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Wesley R. Edens Principal and Co-Chairman of the Board of Directors	Mr. Edens is Co-Chief Executive Officer of FIG and has been a member of the board of directors of FIG since 2006. Mr. Edens has been a member of the Management Committee of FIG since 1998. Mr. Edens is responsible for FIG’s private equity and publicly traded alternative investment businesses. Prior to co-founding FIG in 1998, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers. Mr. Edens received a B.S. in Finance from Oregon State University.
Peter L. Briger, Jr. Principal and Co-Chairman of the Board of Directors	Mr. Briger is Co-Chief Executive Officer of FIG and has been a member of the board of directors of FIG since 2006. Mr. Briger has been a member of the Management Committee of FIG since 2002. Mr. Briger is responsible for the Credit and Real Estate business at FIG. Prior to joining FIG in 2002, Mr. Briger spent fifteen years at Goldman, Sachs & Co., where he became a partner in 1996. Mr. Briger is a member of the Council on Foreign Relations. In addition, Mr. Briger serves on the board of several charitable organizations including the UCSF Foundation, Tipping Point and Caliber Schools. Mr. Briger received a B.A. from Princeton University and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.
Randal A. Nardone Chief Executive Officer, Principal and Director	Mr. Nardone is a principal and has been a member of the Board of Directors of FIG since 2006. Mr. Nardone has been a member of the Management Committee of FIG since 1998. He served as interim Chief Executive Officer from 2011 to 2013 and was appointed Chief Executive Officer in 2013. Prior to co-founding FIG in 1998, Mr. Nardone was a managing director of UBS from 1997 to 1998. Before joining UBS in 1997, Mr. Nardone was a principal of BlackRock Financial Management, Inc. Prior to joining BlackRock, Mr. Nardone was a partner and a member of the executive committee at the law firm of Thacher Proffitt & Wood. Mr. Nardone received a B.A. in English and Biology from the University of Connecticut and a J.D. from Boston University School of Law.
David N. Brooks Secretary, Vice President and General Counsel	See above.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Daniel N. Bass Chief Financial Officer and Treasurer	Daniel N. Bass is the Chief Financial Officer of FIG, and is also a member of the firm’s Management Committee. Prior to joining FIG in 2003, Mr. Bass spent eleven years at Deutsche Bank. Over the course of his career at Deutsche Bank, he held the positions of managing director of DB Capital Partners and managing director, Global Business Area Controller of Deutsche Bank’s Corporate Investments Division. Prior to that, Mr. Bass was a senior associate in the International Tax Practice at Coopers & Lybrand. Mr. Bass also is a member of the Board of Trustees of the Florida State University Foundation. Mr. Bass received both a B.S. and a Masters in Accounting from Florida State University.
Directors and Executive Officers of FIG.   The following table sets forth the name, present principal occupation and employment history and past material occupations, positions, offices or employment for at least the past five years of each of the directors, executive officers and control persons of FIG. The current business address of each of the directors and officers is c/o Fortress Investment Group LLC, 1345 6th Avenue, 46th Floor, New York, New York 10105, and the current business phone number of each of the directors and officers is (212) 798-6100. Unless otherwise specified, each of the persons below is a United States citizen.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Wesley R. Edens Principal, Co-Chief Executive Officer and Class A Director	See above.
Peter L. Briger, Jr. Principal, Co-Chief Executive Officer and Class A Director	See above.
Randal A. Nardone Principal and Class A Director	See above.
David N. Brooks Secretary, Vice President and General Counsel	See above.
Daniel N. Bass Chief Financial Officer and Treasurer	See above.
Michael G. Rantz Class A Director	Mr. Rantz has been a member of the board of directors of FIG since 2015. Mr. Rantz was responsible for Global Government Bond Trading at Goldman Sachs & Co. in London from 1995 to until his retirement in 1999. During this time, Mr. Rantz was the Founding Chairman of Brokertec Global LLC, an electronic inter-dealer broker in the government bond markets. Prior to that, Mr. Rantz was responsible for the Goldman Sachs & Co. United States Government Primary Dealership based out of New York. Mr. Rantz joined Goldman Sachs in 1983 and became a Partner in 1992. In addition, he was responsible for Municipal

Name and Position	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Bond Sales, Trading and Underwriting from 1991 to 1993. Mr. Rantz holds a B.A. from Cornell University and an M.B.A. from the University of Chicago.
George W. Wellde, Jr. Class A Director	Mr. Wellde has been a member of FIG’s Board of Directors since 2009. Mr. Wellde served as vice chairman of the Securities Division at Goldman, Sachs & Co. from 2005 until his retirement in 2008. Prior to that, Mr. Wellde was head of North America Sales for the Fixed Income, Currency and Commodities division at Goldman, Sachs & Co. Mr. Wellde joined Goldman Sachs in 1979 and became a partner in 1992. In addition, he was branch manager of the Goldman Sachs Tokyo office and head of its Fixed Income Division from 1994 to 1999. Prior to joining Goldman Sachs, Mr. Wellde worked for the Federal Reserve Board of Governors in Washington from 1976 to 1979. Mr. Wellde holds a B.S. from the University of Richmond and an M.B.A. from George Washington University.
Rajeev Misra (citizen of the United Kingdom) Class B Director	Mr. Misra has been a member of FIG’s board of directors since 2017. Mr. Misra serves as the CEO of SoftBank Investment Advisers, the investment manager to the SoftBank Vision Fund, and Board Director and Executive Vice President of SoftBank Group Corp. Previously he was a Senior Managing Director and Partner at FIG. Prior to that, he served as the Global Head of Fixed Income, Currencies and Commodities at UBS between 2009 and 2013 and Global Head of Credit and Emerging Markets at Deutsche Bank. Mr. Misra is a Board Member of the University of Pennsylvania and MIT Sloan School of Management, and is on the Board of Trustees of KAUST. He received a BSc in Mechanical Engineering and an MSc in Computer Science from the University of Pennsylvania and an MBA from the MIT Sloan School of Management.
Yoshimitsu Goto (citizen of Japan) Class B Director	Mr. Goto has been a member of the board of directors of FIG since 2017. At SoftBank Group Corp., Mr. Goto has served as Executive Vice President, Head of Finance Unit since 2015, was the Senior Vice President, Head of Finance Unit since 2017 and has been the Senior Vice President & CFO and CISO, Head of Finance Unit, Head of Administration Unit since 2018. At SoftBank Corp., he was a member of the board of directors from 2015 until 2018.
Michael Morell Class A Director and Security Director	Mr. Morell has been a member of the board of directors of FIG since 2018. Mr. Morell serves as the Chief Executive Officer and President at Morell Consulting, the Global Chairman of Geo-Political Risk at Beacon Global Strategies and a Senior National Security Contributor at CBS News. From 2010 until 2013, Mr. Morell served as the Deputy Director of the Central Intelligence Agency (“CIA”). Prior to that, he served as an Associate Deputy Director and Executive Director of the CIA. Additionally, Mr. Morell served as

Name and Position	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Deputy Director for Intelligence at the National Counter-Terrorism Center. Mr. Morell has served on the board of The Goodyear Tire & Rubber Company (Nasdaq: GT) since 2014 and is a member of the Audit Committee and the Corporate Responsibility & Governance Committee. He also serves as Senior Counselor and Global Chairman of the Geopolitical Risk Practice at Washington’s fastest growing consulting firm, Beacon Global Strategies; and an advisor to a large number of private sector entities. He also is the Chairman of the America Working Forward Project at the U.S. Chamber of Commerce, a private sector led initiative to put jobs in at-risk communities in the United States. He also serves on the board of the Atlantic Council, the University of Chicago’s Project on Security and Threats, the advisory board to the University of Chicago’s Institute of Politics. In addition, he is a member of the Atlantic Council, the honorary board of directors at the International Spy Museum, the National Defense Strategy Commission, the Council on Foreign Relations and the American Economic Association. Formerly, he served on President Barack Obama’s Review Group on Intelligence and Telecommunications. Mr. Morell holds a B.A. from the University of Akron and an M.A. from Georgetown University.
Marcelo Claure Chairman of the Board; Class B Director	Mr. Claure has served as the Chairman of the board of FIG since 2019. Mr. Claure currently serves as Chief Executive Officer of SoftBank Group International, Chief Operating Officer of SoftBank Group Corp. and Executive Chairman of The We Company (WeWork). In addition, Mr. Claure has served as a director of SoftBank Group Corp since June 2017 and is currently the Executive Chairman of SoftBank Energy and a director of Arm Limited. Mr. Claure was Executive Chairman of Sprint Corporation (“Sprint”) prior to Sprint’s merger with T-Mobile US Inc., and had served on the Sprint board of directors since January 2014. Mr. Claure has been a director of T-Mobile US Inc. since April 2020. Previously, Mr. Claure served as Sprint’s President and Chief Executive Officer, serving as President from 2014 until 2018 and as Chief Executive Officer from 2014 until 2018. Prior to joining Sprint, Mr. Claure was Chief Executive Officer of Brightstar Corp., a company he founded in 1997 and currently serves as its Executive Chairman.
Jane Dietze Class A Director	Ms. Dietze has been a member of the board of directors of FIG since 2019. Ms. Dietze is the Chief Investment Officer of Brown University’s $3.9 billion endowment. Prior to Brown, she was the Director of Private Equity at Bowdoin College. Ms. Dietze joined Bowdoin from global investment manager Fortress Investment Group where she was a Managing Director in the Credit Funds group. Prior to joining Fortress, Ms. Dietze was a General Partner at Nextpoint Partners, an early-stage, technology focused venture fund. At Nextpoint,

Name and Position	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
she was involved in all aspects of fund management including deal sourcing, due diligence, and monitoring existing investments. Ms. Dietze was also a General Partner at Columbia Capital Corporation, an IT and communications focused private equity fund, where she was a member of the investment committee and held board positions in over a dozen companies. Prior to Columbia Capital, Ms. Dietze served as an Investment Officer at the International Finance Corporation, the private investment arm of the World Bank, working throughout Russia and Central Europe, and an analyst in the Mergers and Acquisitions Department of Goldman, Sachs & Co. Ms. Dietze received a B.A. cum laude in Politics from Princeton University and a M.A. in International Economics and Russian Studies from The Johns Hopkins School of Advanced International Studies.
Hani Barhoush Class A Director	Mr. Barhoush has been a member of the board of directors of FIG since 2019. Mr. Barhoush is the Executive Director of Mubadala Capital, responsible for managing Mubadala’s financial investment portfolio, which consists of public investments, private investments and funds. Before joining Mubadala, Mr. Barhoush was a member of Merrill Lynch’s New York-based investment banking team, where he focused on mergers and acquisitions. Mr. Barhoush holds a Bachelor degree of Science in Foreign Services (BSFS) from Georgetown University Edmund A. Walsh School of Foreign Service, a Master degree of Public Policy (MPP) from Harvard University J.F.K. School of Government and a J.D. from Harvard Law School. Mr. Barhoush is a Board Member of Mubadala Petroleum.

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